FINAL
EXHIBIT 10.5
STOCK PURCHASE AGREEMENT
by and among
REGIONS FINANCIAL CORPORATION,
UNION PLANTERS BANK, NATIONAL ASSOCIATION,
STRATEGIC OUTSOURCING, INC.
and
SOI INVESTORS LLC
for
the purchase of
STRATEGIC OUTSOURCING, INC.
dated as of
June 29, 2005

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LIST OF EXHIBITS

Exhibit No.	Description
A	September Balance Sheet

B-1, B-2 & B-3	Forms of Employment Agreement

C	Form of Stockholders Agreement

D-1, D-2 & D-3	Forms of Management Agreement

E	Form of Referral Agreement

F	Form of Holdco’s Certificate of Incorporation

G	Form of Holdco’s Bylaws

H	Holdco Capitalization

I	Guarantees

J	Letter of Credit Terms

K	Knowledge of the Company and Seller

L	Knowledge of Buyer
LIST OF ANNEXES

Annex No.	Description
I	Milliman Report

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          THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 29, 2005, by and among Regions Financial Corporation, a Delaware corporation (“Regions”), Union Planters Bank, National Association, a bank chartered under the laws of the United States (“UPB” and together with Regions, collectively, “Seller”), Strategic Outsourcing, Inc., a Delaware corporation (the “Company”), and SOI Investors LLC, a Delaware limited liability company (“Buyer”). Seller, the Company and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”
W I T N E S S E T H:
          WHEREAS, UPB owns all of the issued and outstanding shares of capital stock of the Company;
          WHEREAS, the Company is a professional employer organization and is engaged in the business of providing human resources outsourcing services and employee benefits management services including, but not limited to, payroll processing, employee benefits administration, workers’ compensation cost management and tax reporting and compliance to small and medium-sized businesses (the “Business”);
          WHEREAS, prior to Closing Seller shall cause to be duly organized under the general corporation laws of the State of Delaware a new corporation (“Holdco”), by filing with the Secretary of State of the State of Delaware a certificate of incorporation substantially in the form attached hereto as Exhibit F (“Holdco Certificate of Incorporation”), and causing to be duly adopted as the bylaws of Holdco, bylaws substantially in the form attached hereto as Exhibit G (“Holdco Bylaws”);
          WHEREAS, prior to the Closing UPB shall, and Regions shall cause it to, contribute to Holdco all of the outstanding capital stock of the Company in exchange for shares of Holdco Preferred Stock (as defined herein) and Holdco Common Stock (as defined herein) such that immediately prior to Closing, UPB shall own 300,000 shares of Holdco Preferred Stock and 300,000 shares of Holdco Common Stock which shall be the only shares of such capital stock issued and outstanding at such time (the transactions referred to in this paragraph and the immediately preceding paragraph being referred to as the “Formation Transactions”);
          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the Closing Date for the Purchase Price upon the terms and subject to the conditions set forth herein, 270,000 shares of Holdco Preferred Stock, constituting 90% of the shares of Holdco Preferred Stock issued and outstanding at Closing, and 270,000 shares of Holdco Common Stock, constituting 90% of the shares of Holdco Common Stock issued and outstanding at Closing (such shares of Holdco Preferred Stock and Holdco Common Stock to be acquired by Buyer, the “Purchased Shares”);
          WHEREAS, at the Closing, Buyer intends to sell a portion of the Purchased Shares to certain employees of the Company;

          WHEREAS, at the Closing Holdco may issue certain warrants to acquire shares of Holdco Common Stock and/or Holdco Preferred Stock or other equity interests in Holdco (the “Lender Equity Interests”) to the Lenders (as defined herein); and
          WHEREAS, Regions and Holdco intend to make an election pursuant to Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign tax law (collectively, the “Section 338(h)(10) Election”) with respect to shares of the Company and the Subsidiaries contributed to Holdco.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, undertakings and obligations set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF THE PURCHASED SHARES
     SECTION 1.1 Sale and Purchase of the Purchased Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Purchased Shares, free and clear of any and all Liens, for the consideration specified in this Article I.
     SECTION 1.2 Purchase Price.
          (a) The purchase price for the Purchased Shares, subject to adjustments pursuant to Section 1.4, Section 1.5 and Section 1.6 (as adjusted, the “Purchase Price”), shall be an amount in cash (the “Cash Purchase Price”) equal to the sum of:
                    (i) $62.5 million; plus
                    (ii) an amount (which may be positive or negative, and if negative will result in the subtraction of the absolute value of such amount) equal to (1) the consolidated total cash, cash equivalents and investments of the Company and its Subsidiaries as of immediately prior to the Closing (after giving effect to the Pre-Closing Dividend); minus (2) the sum of (A) the Specified Items Amount and (B) $1,362,593 (provided that it is understood that the consolidated total cash, cash equivalents and investments of the Company and its Subsidiaries shall not include any portion of the Hartford Cash Amount); plus
                    (iii) an amount (which may be positive or negative, and if negative will result in the subtraction of the absolute value of such amount) equal to (1) the amount of the Adjusted Net Working Capital as of immediately prior to the Closing minus (2) $218,422; minus
                    (iv) an amount equal to the absolute value of the sum of the Excluded Liabilities as of immediately prior to the Closing.

               (b) For purposes of this Agreement, the following terms shall have the following meanings:
“Adjusted Net Working Capital” means, as of a specified date, an amount (which may be positive or negative) equal to the Total Current Assets minus the Total Current Liabilities.
“Common Stock” means shares of common stock, par value $0.01 per share, of the Company.
“Excluded Liability” means the following Liabilities (without duplication) of the Company or any of its Subsidiaries (excluding any amounts included in the Specified Items Amount taken into account in Section 1.2(a)(ii)(2)(A)): (i) Taxes, accrued, unpaid or both, for all taxable periods ending on or before the Closing Date but excluding any SUTA Liabilities; (ii) Employment Practices Liability Insurance (“EPLI”) claims occurring prior to the Closing Date net of the amount of any insurance proceeds received by the Company or, solely for purposes of determining the Cash Purchase Price pursuant to Sections 1.2 and 1.3 (and not for purposes of indemnification under Article IX), insurance proceeds expected to be received by the Company relating to such EPLI claims; (iii) accrued and unpaid 2004 management incentive bonuses; (iv) matching obligations for the 401(k) Benefit Plan accrued prior to the Closing Date; (v) employee contributions to the 401(k) Benefit Plan that were accrued and unpaid prior to the Closing Date; (vi) Taxes under the Federal Insurance Coverage Act for any period prior to the Closing Date; (vii) Liabilities owed by the Company or any of its Subsidiaries to any Person that prior to the Closing was an Affiliate of the Company; and (viii) $1,138,863, representing the first installment of the three Change of Control Payments. For purposes of illustration only, the estimated aggregate amount of the Excluded Liabilities as of September 30, 2004 as reflected on the September Balance Sheet (excluding item (viii)) was $7,382,677.
“Hartford Cash Amount” means the amount of cash on deposit with the Hartford Insurance Company in respect of workers compensation Liabilities as of the Closing Date, as indicated in the monthly report (or similar report) provided to the Company from The Hartford Insurance Company with respect to such period.
“Holdco Common Stock” means shares of common stock, par value $0.01 per share, of Holdco.

“Holdco Preferred Stock” means shares of Series A preferred stock, par value $0.01 per share, of Holdco.
“September Balance Sheet” means the unaudited balance sheet of the Company attached hereto as Exhibit A.
“Specified Items Amount” means, with respect to the Company and its Subsidiaries on a consolidated basis, the sum of the absolute values of the following assets and liabilities (without duplication) as of immediately prior to the Closing and determined in accordance with Section 1.3 and Section 1.5: (i) restricted cash relating to security for bonds required to conduct the Business or maintain a State Unemployment Insurance Tax (“SUTA”) account, and (ii) the following liabilities: (A) pre-paid payroll (“wire priors”) liabilities from clients, (B) customer deposit liabilities, (C) payroll taxes collected from customers and not disbursed, (D) escheated payroll checks, and (E) SUTA Tax liabilities for the calendar quarter ending immediately prior to the Closing Date and the calendar quarter in which the Closing occurs. For purposes of illustration only, the estimated aggregate amount of the Specified Items Amount as of September 30, 2004 (as if the Closing had occurred on that date) as reflected on the September Balance Sheet was $12,223,100.
“Total Current Assets” means the sum, as of a specified date, of the following assets of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP and, with respect to the Total Current Assets as of immediately prior to Closing, to the extent consistent with GAAP, on the basis of the same accounting principles and practices used by the Company in preparing the September Balance Sheet (including utilizing the same line item classifications): (a) accounts receivable (net of allowance), (b) accounts receivable — accrued revenue, and (c) prepaid expenses (excluding any increases in prepaid expenses to the extent the Company or its Subsidiary will not obtain the benefit therefrom during the period after the Closing).
“Total Current Liabilities” means the sum, as of a specified date, of the following liabilities of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP and, with respect to the Total Current Liabilities as of immediately prior to Closing, to the extent consistent with GAAP, on the basis of the same accounting principles and practices used by the Company in preparing the September Balance Sheet (including utilizing the same line item classifications): (a) accounts payable, (b) accrued commissions, (c) accrued salaries and wages, (d) accrued incentive payables for the year ended 2005, (e) accrued cost on accrued revenue, (f) accrued group insurance, and (g) other accrued liabilities.
     SECTION 1.3 Payment and Delivery of the Estimated Purchase Price.
               (a) On the twelfth (12th) Business Day prior to the Closing Date, the Company shall, and Seller shall cause the Company to, deliver to Buyer (i) an estimated consolidated balance sheet of the Company and its Subsidiaries (the “Preliminary Closing Balance Sheet”) certified by the chief financial officer of the Company as setting forth his or her good faith best estimate of the assets, liabilities and stockholders’ equity of the Company and its Subsidiaries on a consolidated basis as of immediately prior to the Closing, and after giving pro forma effect to payment of the Pre-Closing Dividend, and (ii) a certificate of the chief financial officer of the Company setting forth in reasonable detail (x) his or her computation based on the Preliminary Closing Balance Sheet of the amount of the estimated Cash Purchase Price (the “Estimated Cash Purchase Price”), (y) the Pre-Closing Dividend Amount and (z) his or her estimate as of the Closing Date of the Estimated Total Reserves. The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP and, to the extent consistent with GAAP, on the basis of the same accounting principles and practices, and, regardless of whether consistent with GAAP, in the same format and employing the same line item classifications, as were used by the Company in preparing the September Balance Sheet.
               (b) Buyer shall pay to UPB the Estimated Cash Purchase Price at the Closing by wire transfer of immediately available funds to an account designated to Buyer by UPB at least two Business Days prior to the Closing Date. For purposes of this Agreement, “Business Day” means any day of the year on which national banking institutions in New York, New York and Birmingham, Alabama are open to the public for conducting business and are not required or authorized by Law to close.
               (c) Seller shall cause the Company, and the Company shall, take all requisite actions as are necessary or appropriate to lawfully effect immediately prior to the Closing a dividend or distribution by the Company to UPB (or to Holdco and Holdco to UPB, if Holdco is organized prior to the payment of the Pre-Closing Dividend) of cash and cash equivalents in an amount equal to the Pre-Closing Dividend Amount, if any (the “Pre-Closing Dividend”). “Pre-Closing Dividend Amount” shall mean the smallest amount necessary to cause the amount referred to in Section 1.2(a)(ii) to be zero (but not less than zero).
     SECTION 1.4 Contingent Purchase Price.
               (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.
“Earn-Out Accounting Policies” means the policies and procedures consistent with GAAP as in effect as of the date of this Agreement and, to the extent consistent with GAAP, using the same accounting principles and practices used by the Company in preparing the Financial Statements.
“Earn-Out Common Stock Base” means the sum of (A) the aggregate number of issued and outstanding shares of Holdco Common Stock immediately after Closing on a fully diluted basis (excluding from the determination of fully diluted equity all management equity, including available options and other equity awards (granted and ungranted) under Holdco’s stock option plan and the Lender Equity Interests) and (B) the shares of Holdco Common Stock included in the Earn-Out Shares.
“Earn-Out Period” means the period commencing on January 1, 2005 and ending on December 31, 2006.
“Earn-Out Preferred Stock Base” means the sum of (A) the aggregate number of issued and outstanding shares of Holdco Preferred Stock immediately after Closing on a fully diluted basis (excluding from the determination of fully diluted equity all management equity, including available options and other equity awards (granted and ungranted) under Holdco’s stock option plan and the Lender Equity Interests) and (B) the shares of Holdco Preferred Stock included in the Earn-Out Shares.
“EBITDA” means, with respect to Holdco and its Subsidiaries on a consolidated basis, calculated in accordance with the Earn-Out Accounting Policies consistently applied, for any Fiscal Year, (1) net income plus (2) to the extent such amounts were deducted in determining net income, interest expense, Taxes based on income, depreciation expense and amortization expense, minus (3) interest income; provided, that “EBITDA” shall exclude (i) any management fees paid to Clarion Capital Partners, LLC or any of its Affiliates and any

other amounts, except amounts paid for bona fide services or goods obtained on an arms-length basis, paid to Clarion Capital Partners LLC or any of its Affiliates (ii) any extraordinary gains or losses, the “write down” or “write up” of assets or properties, or non-recurring items, (iii) any change-in-control, severance or other similar payments required to be paid pursuant to Section 6.10(b) and (iv) any effects of purchase accounting adjustments resulting from the consummation of the transactions contemplated by this Agreement or the Ancillary Agreement.
“Fiscal Year” means the period commencing on January 1 of any calendar year and ending on December 31 of the same calendar year.
“Payment Date” means the fifth Business Day following the Earn-Out Determination Date.
“Sale Transaction” means the sale or other transfer, including by means of merger or consolidation, of all or substantially all of the capital stock or equity interests of Buyer, Holdco or the Company, or all or substantially all of the assets of Buyer, Holdco or the Company, other than to Clarion Capital Partners, LLC or any of its Affiliates.
“Sale Transaction Earn-Out Shares” means the number of Earn-Out Shares Seller would have been entitled to receive pursuant to Section 1.4(b), assuming that a Sale Transaction had not occurred during the Earn-Out Period, and assuming further that the sum of EBITDA for Fiscal Year 2005 and EBITDA for Fiscal Year 2006 was equal to the product of (A) 24 and (B) the quotient obtained by dividing (x) the sum of the actual monthly EBITDA for each month that elapsed during the Earn-Out Period prior to the consummation of the Sale Transaction and (y) the number of months that elapsed during the Earn-Out Period prior to the consummation of the Sale Transaction, and using such amounts for purposes of determining the number of Earn-Out Shares to be issued to Seller pursuant to Section 1.4(b).
               (b) As additional consideration for the Purchased Shares, subject to the provisions of this Section 1.4, Holdco shall, and Buyer shall cause Holdco to, on the Payment Date, issue to Seller the number of shares (rounded down to the nearest whole number) of Holdco Common Stock and Holdco Preferred Stock that represent (the “Earn-Out Shares”):

                    (i) 2.5% of the Earn-Out Common Stock Base and 2.5% of the Earn-Out Preferred Stock Base, if the positive amount, if any, of (A) the quotient obtained by dividing (1) the sum of (x) EBITDA for Fiscal Year 2005 and (y) EBITDA for Fiscal Year 2006 by (2) two minus (B) $11 million, exceeds $1 million but is less than $2 million; provided, that the number of shares of Holdco Common Stock and Holdco Preferred Stock issued hereunder shall be increased (up to the number of shares that represent 4.99% of the Earn-Out Common Stock Base and 4.99% of the Earn-Out Preferred Stock Base, respectively) in increments of shares of Holdco Common Stock and Holdco Preferred Stock representing 0.01% of the Earn-Out Common Stock Base and 0.01% of the Earn-Out Preferred Stock Base, respectively, for each $4,016 in excess of $1 million and up to $2 million; or
                    (ii) 5.0% of the Earn-Out Common Stock Base and 5.0% of the Earn-Out Preferred Stock Base, if the positive amount, if any, of (A) the quotient obtained by dividing (1) the sum of (x) EBITDA for Fiscal Year 2005 and (y) EBITDA for Fiscal Year 2006 by (2) two, minus (B) $11 million, exceeds $2 million but is less than $3 million; provided, that the number of shares of Holdco Common Stock and Holdco Preferred Stock issued hereunder shall be increased (up to the number of shares that represent 7.49% of the Earn-Out Common Stock Base and 7.49% of the Earn-Out Preferred Stock Base, respectively) in increments of shares of Holdco Common Stock and Holdco Preferred Stock representing 0.1% of the Earn-Out Common Stock Base and 0.01% of the Earn-Out Preferred Stock Base, respectively, for each $4,016 in excess of $2 million and up to $3 million; or
                    (iii) 7.5% of the Earn-Out Common Stock Base and 7.5% of the Earn-Out Preferred Stock Base, if the positive amount, if any, of (A) the quotient obtained by dividing (1) the sum of (x) EBITDA for Fiscal Year 2005 and (y) EBITDA for Fiscal Year 2006 by (2) two minus (B) $11 million, exceeds $3 million but is less than $4 million; provided, that the number of shares of Holdco Common Stock and Holdco Preferred Stock issued hereunder shall be increased (up to the number of shares that represent 9.99% of the Earn-Out Common Stock Base and 9.99% of the Earn-Out Preferred Stock Base, respectively) in increments of shares of Holdco Common Stock and Holdco Preferred Stock representing 0.01% of the Earn-Out Common Stock Base and 0.01% of the Earn-Out Preferred Stock Base, respectively, for each $4,016 in excess of $3 million and up to $4 million; or
                    (iv) 10.0% of the Earn-Out Common Stock Base and 10.0% of the Earn-Out Preferred Stock Base, if the positive amount, if any, of (A) the quotient obtained by dividing (1) the sum of (x) EBITDA for Fiscal Year 2005 and (y) EBITDA for Fiscal Year 2006 by (2) two minus (B) $11 million, exceeds $4 million.
               (c) During the Earn-Out Period, for purposes of this Section 1.4 only, the operating results of the Company and its Subsidiaries shall be accounted for on a separate, stand-alone basis and otherwise in accordance with the Earn-Out Accounting Policies consistently applied. During the Earn-Out Period, Buyer shall, or shall cause Holdco to, deliver annually to Seller promptly after becoming available, audited, consolidated annual financial statements showing such operating results of Holdco and its Subsidiaries and shall, or shall cause Holdco to, deliver, on or before 100 days following the end of the Earn-Out Period, statements calculating (i) EBITDA for Fiscal Year 2005, (ii) EBITDA for Fiscal Year 2006, and (iii) the number of Earn-Out Shares to be issued to Seller. Such statements shall include, in reasonable detail, Buyer’s calculation of the number of Earn-Out Shares, if any, to be issued to Seller for the Earn-Out Period (the “Earn-Out Calculation”).
               (d) After receipt of the Earn-Out Calculation, Seller shall have up to 30 days (the “Earn-Out Review Period”) to review the Earn-Out Calculation, together with the materials presented therewith and the work papers used in the preparation thereof. Seller and its Representatives shall have reasonable access to all relevant books and records and employees of Buyer and Holdco and its Subsidiaries, to the extent reasonably required to complete its review of the Earn-Out Calculation and Buyer shall cause the employees of Buyer and Holdco and its Subsidiaries to cooperate with Seller, as reasonably requested by Seller and at Seller’s expense, in connection with its review of the Earn-Out Calculation; provided, that such access shall not unreasonably disrupt the personnel and operations of Buyer or Holdco or any of its Subsidiaries, as the case may be. If Seller accepts and agrees to all or any portion of the Earn-Out Calculation, it shall notify Buyer of the amount so accepted and agreed, and Buyer shall issue and deliver the Earn-Out Shares in accordance with the provisions of Section 1.4(f). Unless Seller delivers written notice to Buyer at or prior to the end of the Earn-Out Review Period specifying in reasonable detail the amount and description of all disputed items and the basis therefore (a “Dispute Notice”), Seller shall be deemed to have accepted and agreed to the Earn-Out Calculation. If Seller timely notifies Buyer of its objection to the Earn-Out Calculation, Buyer and Seller shall, within 30 days following such Dispute Notice (the “Earn-Out Resolution Period”), attempt to resolve their differences and any resolution mutually agreed to by them as to any disputed amounts shall be final, binding and conclusive, and amounts that were not timely disputed (or if so disputed, subsequently resolved) for the Earn-Out Period may not be disputed. In all events, the Earn-Out Calculation shall be final, binding and conclusive, except to the extent of those amounts timely identified in a Dispute Notice as disputed items in accordance with this paragraph.
               (e) All amounts, if any, remaining in dispute at the conclusion of an Earn-Out Resolution Period shall be submitted to such nationally recognized independent accounting firm as may be mutually selected by Buyer and Seller (the “Earn-Out Neutral Auditor”) for resolution. If Buyer and Seller are unable to agree on the Earn-Out Neutral Auditor, Buyer and Seller shall jointly request the American Arbitration Association to appoint the Earn-Out Neutral Auditor, which shall not have had a material relationship with Buyer, Holdco or any of its Subsidiaries, or Seller or any of their respective Affiliates subsequent to December 31, 2002 (other than acting as the Purchase Price Auditor). Each of Buyer and Seller agrees to execute, if requested by the Earn-Out Neutral Auditor, a customary engagement letter. Upon the expiration of the Earn-Out Resolution Period, each of Buyer and Seller shall tender, if necessary, to the Earn-Out Neutral Auditor a list of the items in arbitration (and the parties shall use commercially reasonable efforts to tender a single agreed list) stating a descriptive caption and an amount in dispute for each item remaining in dispute. With respect to each item in arbitration, the alternatives available to the Earn-Out Neutral Auditor will be to (i) accept the position of Buyer, (ii) accept the position of Seller or (iii) accept a position between those two positions. The Earn-Out Neutral Auditor will determine the allocation of its costs and expenses based on the inverse of the percentage which its award (before such allocation) bears to the total amount of the total items in arbitration as originally submitted to it. Accordingly, by way of example, should the items in arbitration total in amount to $1,000 and the Earn-Out Neutral Auditor awards $600 in favor of Seller’s position, 60% of the costs and expenses would be assessed against Buyer and 40% of the costs and expenses would be assessed against Seller. Using the Earn-Out Accounting Policies, the Earn-Out Neutral Auditor shall act as an arbitrator to determine, based solely on presentations (including an informal hearing, at the Earn-Out Neutral Auditor’s discretion, in response to a request by either party or on his own initiative) by Buyer and Seller, and not by independent review, only those issues still in dispute. Discovery shall be limited to documents designated by the Earn-Out Neutral Auditor as necessary for it to assess the proper calculation of the Earn-Out Shares pursuant to the Earn-Out Accounting Policies. In no event may the Earn-Out Neutral Auditor consider any issues, amounts or matters not disputed within the Earn-Out Review Period. The Earn-Out Neutral Auditor’s determination shall be made within 30 days of its engagement, shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding and conclusive. Determination of the Earn-Out Shares for the Earn-Out Period (whether due to agreement by Buyer and Seller (including a deemed agreement pursuant to Section 1.4(d)) or determination by the Earn-Out Neutral Auditor in accordance with this Section 1.4(e)) shall be final, binding and conclusive and the date of such determination shall be the “Earn-Out Determination Date”.
               (f) Upon final determination of the Earn-Out Shares (whether due to agreement by Buyer and Seller (including a deemed agreement pursuant to Section 1.4(d)) or determination by the Earn-Out Neutral Auditor in accordance with Section 1.4(e)), Buyer shall cause Holdco to issue and deliver the Earn-Out Shares to Seller free and clear of all Liens. The issuance of the Earn-Out Shares shall occur no later than the Payment Date; provided that for purposes of dividend accrual the Earn-Out Shares shall be deemed issued on January 1, 2007.
               (g) During the Earn-Out Period, Buyer and its Affiliates shall not, and shall cause Holdco and its Subsidiaries not to, take any action with respect to the business, products or services of Holdco and its Subsidiaries that is intended to reduce EBITDA for purposes of reducing the number of Earn-Out Shares subject to issuance under this Section 1.4.
               (h) If at any time during the Earn-Out Period, Buyer shall have caused Holdco or any of its Subsidiaries, or Holdco or the Company shall, or shall have caused any of their respective Subsidiaries, to incur expenses that result or will result in the SG&A/Net Revenue Ratio exceeding 14.5%, Buyer will, after consultation in good faith with Seller and with Seller’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), equitably adjust the amounts set forth in Sections 1.4(b)(i)(B), 1.4(b)(ii)(B), 1.4(b)(iii)(B) and 1.4(b)(iv)(B) such that the resulting EBITDA reduction arising from such action or actions does not reduce the Earn-Out Shares that may otherwise be earned by Seller during the Earn-Out Period. For purposes of this Section 1.4(g), “SG&A/Net Revenue Ratio” means, for each Fiscal Year during the Earn-Out Period, the ratio, expressed as a percentage, of the consolidated aggregate annual selling, general and administrative expenses of Holdco and its Subsidiaries, determined in accordance with GAAP, to the greater of (x) consolidated aggregate annual net revenues of Holdco and its Subsidiaries for such Fiscal Year determined in accordance with GAAP and (y) $189,082,492.
               (i) During the Earn-Out Period, for the limited purpose of this Section 1.4, Buyer shall cause Holdco and its Subsidiaries to (i) engage an independent, nationally recognized actuarial firm reasonably satisfactory to Seller to establish appropriate amounts for Holdco and its Subsidiaries’ accruals for workers’ compensation insurance and healthcare claims “incurred but not reported,” and (ii) maintain such accruals in accordance with the determinations made by such actuarial firm. In the event Buyer determines that it is in the best interests of Holdco and its Subsidiaries to deviate from such accruals, Buyer shall either (i) obtain the prior consent of Seller to such deviation (such consent not to be unreasonably withheld, conditioned or delayed), or (ii) exclude from the calculation of EBITDA for purposes of Section 1.4(b) any decrease in EBITDA resulting from or arising out of such deviation.
               (j) If a Sale Transaction shall occur during the Earn-Out Period, then Buyer shall have the right to elect to either (i) issue to Seller, immediately prior to consummation of the Sale Transaction, the Sale Transaction Earn-Out Shares, or (ii) in lieu thereof, pay to Seller, concurrently with the consummation of the Sale Transaction, an amount in cash equal to the aggregate fair market value of the Sale Transaction Earn-Out Shares, such aggregate fair market value to be determined by reference to the value of the aggregate consideration received in the Sale Transaction (including consideration in the form of cash, securities and/or other property) by Buyer, Clarion Capital Partners, LLC or their respective Affiliates in respect of the shares of Holdco Common Stock and Holdco Preferred Stock held by Buyer, Clarion Capital Partners, LLC or their respective Affiliates.
     SECTION 1.5 Post-Closing Purchase Price Adjustment.
               (a) As soon as reasonably practicable following the Closing Date, and in any event within 90 days thereof, Buyer shall cause the Company to prepare and deliver to Seller (i) a consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Closing (the “Final Closing Balance Sheet”) and audited by Deloitte & Touche LLP, together with the report of Deloitte & Touche LLP, to the effect that Deloitte & Touche LLP has conducted, in accordance with generally accepted auditing standards, an audit of the Final Closing Balance Sheet and that such firm believes that such audit provides a reasonable basis for such firm’s opinion thereon and that the Final Closing Balance sheet presents fairly, in all material respects, the financial condition of the Company and its Subsidiaries on a consolidated basis as of the Closing Date in conformity with GAAP (except as noted in the final sentence of this subsection (a)), and (ii) the calculation of the Cash Purchase Price. The Final Closing Balance Sheet shall be prepared in accordance with GAAP and, to the extent consistent with GAAP, on the basis of the same accounting principles and practices, and, regardless of whether consistent with GAAP, in the same format and using the same line item classifications, used by the Company in preparing the Preliminary Closing Balance Sheet.
               (b) If Seller shall disagree with Buyer’s calculation of the Cash Purchase Price, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 30 days after its receipt of the Final Closing Balance Sheet and statement of the Cash Purchase Price. Following the Closing, Buyer shall provide Seller and its representatives access to the records and employees of Buyer and the Company to the extent necessary for the review of the Final Closing Balance Sheet and shall cause the employees of Buyer and the Company and its Subsidiaries to cooperate with Seller in connection with its review of the Final Closing Balance Sheet and the Cash Purchase Price; provided, that such access shall be reasonably necessary and does not unreasonably disrupt the personnel and operations of Buyer or the Company or any of its Subsidiaries, as the case may be. In the event that Seller does not provide such a notice of disagreement to Buyer within such 30-day period, Seller shall be deemed to have accepted the Final Closing Balance Sheet and the statement of the Cash Purchase Price delivered by the Company, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) (the “Resolution Period”), to resolve any disagreements with respect to the Final Closing Balance Sheet or the Cash Purchase Price. If, at the end of the Resolution Period, they are unable to resolve such disagreements, then the Final Closing Balance Sheet along with Seller’s notice of disagreement (both modified to reflect only unresolved disagreements) and a written response from Buyer to Seller’s notice of disagreement (setting forth in reasonable detail the particulars of Buyer’s disagreement) shall be submitted within ten days after the last day of the Resolution Period to such nationally recognized independent accounting firm as may be mutually selected by Buyer and Seller (the “Purchase Price Auditor”) to resolve any remaining disagreements. If Buyer and Seller are unable to agree on the Purchase Price Auditor, then Buyer and Seller shall jointly request the American Arbitration Association to appoint the Purchase Price Auditor, which shall not have had a material relationship with Buyer, the Company or Seller or any of their respective Affiliates subsequent to December 31, 2002. Each of Buyer and Seller agrees to execute, if requested by the Purchase Price Auditor, a customary engagement letter. The Purchase Price Auditor shall determine as promptly as practicable, but in any event within 30 days of the date on which such dispute is referred to the Purchase Price Auditor, whether (and only with respect to the remaining disagreements submitted to the Purchase Price Auditor) and to what extent (if any) the Cash Purchase Price requires adjustment; provided, that the scope of the dispute to be resolved by the Purchase Price Auditor shall be limited to whether the Final Closing Balance Sheet was prepared in accordance with GAAP and, to the extent consistent with GAAP, on the basis of the same accounting principles and practices used by the Company in preparing the Preliminary Closing Balance Sheet, and whether there were mathematical errors in the computation of the Cash Purchase Price, and the Purchase Price Auditor shall not make any other determination. In reaching its determination, the only alternatives available to the Purchase Price Auditor will be to (i) accept the position of Buyer, (ii) accept the position of Seller or (iii) accept a position between those two positions. The Purchase Price Auditor will determine the allocation of its costs and expenses based on the inverse of the percentage which its award (before such allocation) bears to the total amount of the total items in arbitration as originally submitted to it. Accordingly, by way of example, should the items in arbitration total in amount to $1,000 and the Purchase Price Auditor awards $600 in favor of Seller’s position, 60% of the costs and expenses would be assessed against Buyer and 40% of the costs and expenses would be assessed against Seller. The determination of the Purchase Price Auditor shall be final, binding and conclusive. The date on which the Cash Purchase Price is finally determined in accordance with this Section 1.5(b) (whether due to agreement by Buyer and Seller (including a deemed agreement pursuant to this Section 1.5(b)) or a determination by the Purchase Price Auditor in accordance with this Section 1.5(b)), is hereinafter referred as to the “Determination Date.”
               (c) The “Adjustment Amount,” which may be positive or negative, shall mean an amount equal to (i) the Cash Purchase Price as finally determined, minus (ii) the Estimated Cash Purchase Price.
               (d) Upon final determination of the Adjustment Amount in accordance with Section 1.5(c), the Adjustment Amount shall be remitted as follows:
                    (i) if the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within 12 Business Days of the Determination Date, Buyer shall pay to UPB the Adjustment Amount, as finally determined, together with interest thereon from the Closing Date to the date of payment at the “Prime Rate” of interest published in the “Money Rates” column of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date (the “Applicable Rate”) by wire transfer of immediately available funds to an account designated by Seller to Buyer; or
                    (ii) if the Adjustment Amount is a negative number, then, promptly following the Determination Date, and in any event within 12 Business Days of the Determination Date, Seller shall pay to Buyer the Adjustment Amount, as finally determined, together with interest thereon from the Closing Date to the date of payment at the Applicable Rate by wire transfer of immediately available funds to an account designated by Buyer to Seller.
     SECTION 1.6 Adjustment for Workers’ Compensation Insurance.
               (a) Promptly following the 36-month anniversary of the Closing Date, (i) Milliman USA or its successor (“Milliman”), or if it is unable or unwilling to do so, such nationally recognized actuarial firm as may be mutually selected by Buyer and Seller (the “Actuarial Firm”) shall determine the amount, as of the 36-month anniversary of the Closing Date, of the estimated total reserves (case reserves plus estimated IBNR reserves) (the “Estimated Total Reserves”) of the Company and its Subsidiaries for Liabilities in respect of workers compensation claims under the workers’ compensation program maintained with the Hartford Insurance Company for the period beginning March 1, 2000 and ending on the Closing Date (the “Plan Period”), utilizing the same methodologies and practices as were employed by Milliman in preparing its report dated December 31, 2004 attached hereto as Annex I, but also taking into account the fully developed loss experience of the Company and its Subsidiaries through the 36-month anniversary of the Closing Date and (ii) the Company shall obtain from the Hartford Insurance Company, and deliver to Seller a copy of, a statement setting forth in reasonable detail the aggregate amount of (A) workers’ compensation payments that have been made, and (B) the aggregate amount of fees collected, by the Hartford Insurance Company, in each case (x) in respect of the Plan Period but made or collected subsequent to the Closing Date and on or prior to the 36-month anniversary of the Closing Date and (y) for which the Company or its Subsidiary is liable pursuant to the Hartford Policies (the “Post-Closing Plan Payments”).
               (b) If Milliman is unable or unwilling to so perform the review and Buyer and Seller are unable to agree on the Actuarial Firm, then Buyer and Seller shall each have the right to request the American Arbitration Association to appoint the Actuarial Firm, which shall not have had a material relationship with Buyer, the Company, Seller, or any of their respective Affiliates subsequent to December 31, 2002.
               (c) To the extent the difference between (i) the sum of (A) the Hartford Cash Amount plus (B) any payments made by Seller after the Closing Date to the Hartford Insurance Company under the Guarantees for which Seller has not received and is not entitled to receive any payments from the Company pursuant to Article IX plus (C) the amount drawn under the Letters of Credit based on or arising out of the period prior to the Closing, but only to the extent that the issuer of such Letter of Credit is the Seller or its Affiliate and the issuer of such Letter of Credit has not been reimbursed for such amounts under the applicable Letter of Credit facility minus (ii) the Post-Closing Plan Payments, exceeds the amount of the Estimated Total Reserves (as of the 36-month anniversary of the Closing Date) by $3,544,771 or more, then the Company shall pay, and Holdco and Buyer shall cause the Company to pay, to Seller on the 30th Business Day after the Parties receive the Actuarial Firm’s final report and the statement from the Hartford Insurance Company, such amount by wire transfer of immediately available funds to an account designated by Seller to the Company. To the extent (i) the difference between (1) the sum of (A) the Hartford Cash Amount plus (B) any payments made by Seller after the Closing Date to the Hartford Insurance Company under the Guarantees for which Seller has not received and is not entitled to receive any payments from the Company pursuant to Article IX plus (C) the amount drawn under the Letters of Credit based on or arising out of the period prior to the Closing, but only to the extent that the issuer of such Letter of Credit is the Seller or its Affiliate and the issuer of such Letter of Credit has not been reimbursed for such amounts under the applicable Letter of Credit facility minus (2) the Post-Closing Plan Payments, exceeds the amount of the Estimated Total Reserves (as of the 36-month anniversary of the Closing Date) by $2,544,771 or less, or (ii) the amount of the Estimated Total Reserves (as of the 36-month anniversary of the Closing Date) exceeds the difference between (1) the sum of (A) the Hartford Cash Amount plus (B) any payments made by Seller after the Closing Date to the Hartford Insurance Company under the Guarantees for which Seller has not received and is not entitled to receive any payments from the Company pursuant to Article IX plus (C) the amount drawn under the Letters of Credit based on or arising out of the period prior to the Closing, but only to the extent that the issuer of such Letter of Credit is the Seller or its Affiliate and the issuer of such Letter of Credit has not been reimbursed for such amounts under the applicable Letter of Credit facility minus (2) the Post-Closing

Plan Payments, then Seller shall pay to the Company, on the 30th Business Day after the Parties receive the Actuarial Firm’s final report, in the case of the preceding clause (i) such amount, and in the case of the preceding clause (ii) such amount plus $2,544,771, in each case by wire transfer of immediately available funds to an account designated by the Company to Seller.
ARTICLE II
THE CLOSING
     SECTION 2.1 Closing. The closing (the “Closing”) of the sale and purchase of the Purchased Shares shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or at such other place, as the Parties hereto may agree (the time and date of the Closing being herein referred to as the “Closing Date”) and shall be effective at 5:00 P.M. (New York City time) on the second Business Day after all of the conditions set forth in Article VII have been satisfied or waived or at such other time or date as the Parties hereto may agree (the “Effective Time”).
     SECTION 2.2 Deliveries by Seller to Buyer. On the Closing Date, Seller shall execute (where appropriate) and deliver, or cause to be delivered, to Buyer the following:
               (a) Purchased Shares. Buyer shall have received from Seller a certificate or certificates evidencing the Purchased Shares duly endorsed in the name of Buyer and accompanied by stock powers duly executed in the name of Buyer, in proper form and with any requisite stock transfer tax stamps properly affixed thereto.
               (b) Officer’s Certificate. UPB, Holdco and the Company shall each have delivered to Buyer a certificate, dated as of the Closing Date and signed by a senior executive officer or officers of UPB, Holdco and the Company, respectively, representing that the conditions referred to in Sections 7.1(a), 7.1(b) and 7.1(c), solely with respect to UPB, Holdco and the Company and its Subsidiaries, respectively, have been satisfied.
               (c) Secretary’s Certificate. Buyer shall have received copies of the resolutions of the Board of Directors (or other similar governing body) of each of UPB, Holdco and the Company, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party. Buyer also shall have received certificates of the secretary or assistant secretary of UPB, Holdco and the Company, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, that each officer of each of UPB, Holdco and the Company who executed and delivered this Agreement, any Ancillary Agreement and any other document delivered in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement was at the respective times of such execution and delivery duly elected or appointed, qualified and acting as such officer, and that the signature of each such officer appearing on such document is his genuine signature, together with copies of the Articles or Certificate of Incorporation (or equivalent charter document) and Bylaws (or equivalent documents) as amended to date (collectively, the “Organizational Documents”), of UPB, Holdco and the Company certified by such officers.
               (d) Opinion of Counsel. Buyer shall have received an opinion, dated as of the Closing Date, of Alston & Bird LLP, in form and substance reasonably acceptable to Buyer.
               (e) Employment Agreements. Those persons set forth in Section 2.2(e) of the Company Disclosure Letter shall have entered into employment agreements substantially in the form of Exhibit B-1, Exhibit B-2 and Exhibit B-3 attached hereto (the “Employment Agreements”).
               (f) Stockholders Agreement. Buyer shall have received a stockholders agreement, substantially in the form of Exhibit C attached hereto (the “Stockholders Agreement”), executed by UPB and Holdco.
               (g) Management Agreements. Buyer or its Affiliate shall have received management agreements, substantially in the forms of Exhibit D-1, Exhibit D-2 and Exhibit D-3 attached hereto (the “Management Agreements”) (with such amendments or modifications necessary to comply with the rules and regulations of the Small Business Act or any other applicable laws governing a small business investment company applicable to Buyer or its Affiliates), executed by Holdco.
               (h) Referral Agreement. The Company shall have received a referral agreement in the form of Exhibit E attached hereto (the “Referral Agreement”), executed by UPB.
               (i) Certificates. Seller shall cause the Company and Holdco to deliver a long-form “good standing” or equivalent certificate for the Company and each of its Subsidiaries and Holdco, respectively, certified by the Secretary of State of Delaware or other applicable jurisdiction of organization, dated as of a date within ten calendar days prior to the Closing Date.
               (j) Resignations. Seller shall cause the Company and Holdco to deliver the resignation of each director of the Company and Holdco, respectively.
          The term “Ancillary Agreement” means the Management Agreements, the Referral Agreement and the Stockholders Agreement.
     SECTION 2.3 Deliveries by Buyer to Seller. On the Closing Date, Buyer shall execute (where appropriate) and deliver, or cause to be delivered, to Seller the following:
               (a) Purchase Price. Buyer shall deliver the Estimated Cash Purchase Price, in accordance with Section 1.3 hereof.
               (b) Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by a senior executive officer or officers of Buyer, representing that the conditions referred to in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.
               (c) Secretary’s Certificate. Seller shall have received copies of the resolutions of the Board of Directors (or other similar governing body) of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party. Seller also shall have received a certificate of the secretary or assistant secretary of Buyer dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, that each officer of Buyer who executed and delivered this Agreement, any Ancillary Agreement and any other document delivered in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement was at the respective times of such execution and delivery duly elected or appointed, qualified and acting as such officer, and that the signature of each such officer appearing on such document is his genuine signature, together with copies of Buyer’s Organizational Documents.
               (d) Opinion of Counsel. Seller shall have received an opinion, dated as of the Closing Date, of Paul, Weiss, Rifkind, Wharton and Garrison LLP, outside counsel to Buyer, in form and substance reasonably acceptable to Seller.
               (e) Certificates. Buyer shall deliver (i) the certificate of formation of Buyer, certified by the Secretary of the State of the State of Delaware within ten Business Days of the Closing Date, and (ii) a “good standing” certificate for Buyer, certified by the Secretary of State of Delaware, dated as of a date within ten Business Days prior to the Closing Date.
               (f) Stockholders Agreement. Buyer shall deliver the Stockholders Agreement, executed by Buyer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          As used herein, the term “Material Adverse Effect” on a Person means an event, occurrence or condition that has had, or is reasonably likely to have, a material adverse effect on (i) the financial condition, assets, properties, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole, (ii) the ability of such Person or any of its Subsidiaries to perform their respective obligations under this Agreement or any of the Ancillary Agreements, or (iii) the transactions contemplated by this Agreement or any of the Ancillary Agreements; provided, that “Material Adverse Effect” shall not be deemed to include the impact of: (a) changes in GAAP, (b) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed and written consent of the other Party in contemplation of the transactions contemplated by this Agreement, (c) the execution of, public announcement of, compliance with the terms of, or taking of any action required by, this Agreement, (d) general economic or market conditions of the industry or industries in which the Company is engaged, except to the extent that such general economic or market conditions disproportionately affect the Company or any of its

Subsidiaries in relation to their peer competitors, or (e) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, but in the case of any event described in (d) or (e) above which is existing at the date of this Agreement, an acceleration or worsening thereof.
          Prior to the execution and delivery of this Agreement, the Company and Seller have each delivered to Buyer, and Buyer has delivered to the Company and Seller, a letter (each a “Disclosure Letter”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or an exception to one of such Party’s representations and warranties contained in this Article III, Article IV or Article V, as the case may be, or one of the covenants, agreements, undertakings or obligations of such Party in Article VI; provided, that the mere inclusion of an item in a Party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by such Party that such item represents a material exception, fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to such Party; provided, further, that any disclosures made with respect to a section or subsection of this Agreement shall be deemed only to qualify such sections or subsections specifically referenced or cross-referenced and any other section or subsection to the extent that it is reasonably obvious that such disclosure also pertains to such other section or subsection. Except as set forth in the Disclosure Letter (the “Company Disclosure Letter”) delivered by the Company to Buyer, the Company hereby represents and warrants to Buyer that:
     SECTION 3.1 Organization; Good Standing; and Authorization.
               (a) The Company is, and as of the Closing, Holdco will be, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is, and as of the Closing, Holdco will be, duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect on the Company.
               (b) Each of the Company and Holdco has the full power and authority and has taken all action necessary in order to execute, deliver and perform fully, its obligations under this Agreement (in the case of the Company only) and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Company and Holdco of this Agreement and each Ancillary Agreement to which it is a party and the consummation by each of the Company and Holdco of the transactions contemplated hereby and thereby have been duly authorized and approved and no other corporate proceeding with respect to the Company or Holdco is necessary to authorize this Agreement, the Ancillary Agreements to which it is a party, or the transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which the Company or Holdco, as applicable, is a party, has been duly executed and delivered by the Company or Holdco, as applicable, and constitutes a valid and binding agreement of the Company or Holdco, as applicable, enforceable against the Company or Holdco, as applicable, in accordance with its terms except to the extent that the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.
     SECTION 3.2 Capitalization.
               (a) As of the date of this Agreement, (i) the authorized capital stock of the Company consists solely of 50,000 shares of Common Stock, of which on the date of execution of this Agreement, 50,000 shares of Common Stock are issued and outstanding, all of which are issued to Seller; and (ii) all of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws.
               (b) As of the Closing Date and after giving effect to the Formation Transactions, Holdco shall hold all issued and outstanding shares of capital stock of the Company and no other equity interest of the Company or any instrument convertible into any equity interest of the Company shall be issued and outstanding.
               (c) There are no shares of capital stock or other securities of the Company (i) reserved for issuance, (ii) held as treasury shares or (iii) subject to preemptive rights or any outstanding subscriptions or other agreements or other instruments outstanding or in effect giving any Person the right to acquire any shares of capital stock or other securities of the Company. The Company does not have outstanding any options or other securities exercisable for or convertible into any shares of its Common Stock or other capital stock or bonds, debentures, notes or other obligations the holders of which have (either presently or upon the occurrence of a contingency) the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the Closing Date and after giving effect to the Formation Transactions, the Company shall have no outstanding options or other securities exercisable for or convertible into any shares of capital stock of Holdco or of the Company or other equity interests or bonds, debentures, notes or other obligations the holders of which have (either presently or upon the occurrence of a contingency) the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, Governmental Entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.
     SECTION 3.3 Company Subsidiaries. Section 3.3 of the Company Disclosure Letter contains a correct and complete list of each Subsidiary of the Company and the jurisdiction in which each such Subsidiary is incorporated or organized. All issued and outstanding capital stock or share capital of each Subsidiary is owned by the Company or another Subsidiary, free and clear of any Lien. All of the outstanding shares of capital stock of the Subsidiaries of the Company are duly authorized and validly issued, fully paid and, except as expressly provided otherwise under applicable Law, nonassessable. Except for the Subsidiaries listed in Section 3.3 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No Subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another Subsidiary of the Company. For purposes of this Agreement, “Subsidiary” means any business entity of which a Person (i) owns or controls, directly or indirectly, 50% or more of the outstanding equity securities or other ownership or equity interests therein, (ii) serves as a general partner or managing member, or (iii) otherwise has the ability to elect or appoint directors or managers, or otherwise direct or cause the direction of the management and policies thereof.
     SECTION 3.4 Governmental Filings and Consents. Except for the Notification and Report Form (the “Report”) required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) (such filings, the “HSR Filing”), or as set forth in Section 3.4 of the Company Disclosure Letter, no notices, reports, submissions or other filings (collectively, “Filings”) are required to be made by the Company with, nor are any consents, registrations, approvals, declarations, permits, expiration of any applicable waiting periods or authorizations (collectively, “Consents”), required to be obtained by the Company from, any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department or official thereof) (each a “Governmental Entity”), in connection with the execution or delivery by the Company of this Agreement or any of the Ancillary Agreements to which it is a party, the performance by the Company of its obligations hereunder or thereunder or the consummation by the Company of the transactions contemplated hereby or thereby.
     SECTION 3.5 No Violations. Assuming the making of the HSR Filing and the other Filings set forth in Section 3.4 of the Company Disclosure Letter and the obtaining of the Consents set forth in Sections 3.4 and 3.5 of the Company Disclosure Letter, the execution and delivery by each of the Company and Holdco of this Agreement (in the case of the Company only) and the Ancillary Agreements to which it is a party does not, and the performance and consummation by each of the Company and Holdco of any of the transactions contemplated hereby or thereby will not, with respect to each of the Company or Holdco, directly or indirectly (with or without the giving of notice or the lapse of time or both) constitute, result in or give rise to:
               (a) a material breach or material violation of, or a material default under any provision of the Company’s Organizational Documents;
               (b) a material breach or material violation of, or a material default under, or the cancellation, modification or termination of, or the acceleration of, or the creation of a Lien on any properties or assets owned or used by the Company or any of its Subsidiaries pursuant to any provision of any agreement, license, lease, understanding, contract, loan, note, mortgage, indenture, promise, undertaking or other commitment or obligation (a “Contract”) that is material to the Company or its Subsidiaries, under which the Company or any of its Subsidiaries is or may become bound or is or may become subject to any Liability; or
     (c) a material breach or material violation of any Law or a breach or violation of any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Entity or other tribunal of competent jurisdiction (“Order”) against the Company or any of its Subsidiaries.
     (d) For purposes of this Agreement, the following terms shall have the following meanings:
                    (i) “Law” shall mean any federal, state or local law, rule, administrative ruling, order, ordinance, code, regulation or statute, including the Code, any Environmental Law, ERISA, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”).
                    (ii) “Liability” shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.
                    (iii) “Liens” shall mean any charges, claims, community property interests, conditions, mortgages, deeds of trust, deeds to secure debt, security interests, hypothecations, conditional sale or other title retention agreements, covenants, encumbrances, equitable interests, title defects, encroachments and other survey defects, exceptions, liens, options, pledges, reservations, rights of first refusal, security interests, statutory liens, variances, warrants, or restrictions of any kind, including any restrictions on use, voting, transfer, alienation, receipt of income, or exercise of any other attribute of ownership.
                    (iv) “Permitted Liens” shall mean (1) Liens for Taxes, assessments, governmental charges or claims the payment of which is not required at the time in question, (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law incurred in the ordinary course of business, (3) Liens incurred or deposits made in the ordinary course of business in connection with obligations not due or delinquent with respect to workers’ compensation insurance, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and other similar obligations, (4) zoning restrictions, and (5) easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto (and, with respect to leasehold interests,

Liens and other encumbrances that are incurred, created, assumed or permitted to exist on or with respect to the leased property and arise by, through or under or are asserted by a landlord or owner of the leased property, with or without consent of the lessee), in each case in this clause (5) that do not impair, in any material respect, the use of the affected leased real property by the Company or its Subsidiaries.
     SECTION 3.6 Financial Statements; Books and Records.
               (a) Section 3.6(a) of the Company Disclosure Letter contains the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated “Balance Sheet” of the Company as of December 31, 2004 and 2003; and (ii) the related audited consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2004, 2003 and 2002 (including the notes thereto) (“Annual Financial Statements”), together with the Report of Independent Accountants thereon; and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2005 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the three months ended March 31, 2005.
               (b) The Financial Statements fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, changes in stockholders’ equity and cash flow of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such Financial Statements, and were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods presented, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material in amount or effect) and the absence of notes.
               (c) The Financial Statements were compiled from and are in accordance with the books and records of the Company and its Subsidiaries. The books and records (including the books of account, minute books, stock record books and other records) of the Company and its Subsidiaries, all of which have been made available to Buyer, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. At the Closing, all of those books and records shall be in the possession of the Company or its Subsidiaries.
               (d) Except as set forth in Section 3.6(d) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has any Liabilities other than those (i) that are taken into account in the determination of the Cash Purchase Price, (ii) that are reflected in, reserved against or otherwise described in the Financial Statements or that arose after March 31, 2005 in the Ordinary Course of Business and that will be reflected or reserved against in the Preliminary Closing Balance Sheet, (iii) performance obligations under executory contracts or (iv) that individually, or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

     SECTION 3.7 Absence of Certain Changes and Events. Since December 31, 2004, (a) the Company and its Subsidiaries have conducted the Business only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such business in a manner consistent with past practice (“Ordinary Course of Business”), and (b) there has not occurred any Material Adverse Effect with respect to the Company.
     SECTION 3.8 Actions; Orders, etc.
               (a) Except as set forth on Section 3.8 of the Company Disclosure Letter, other than with respect to any workers’ compensation claims or unemployment claims by any Assigned Employees or Contingent Workers, (1) there are no civil, criminal, administrative, investigative or informal actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, investigations or other proceedings of any kind or nature at Law, in equity or otherwise, in, before, by, or otherwise involving, any Governmental Entity, arbitrator or other Person (“Actions”) pending or, to the knowledge of the Company, threatened, against the Company, any of its Subsidiaries, or any of their properties or assets; and (2) to the knowledge of the Company there are no Actions pending or threatened against any officer or director of the Company arising out of and pertaining to the Business, in the case of (1) and (2) that if determined adversely to the Company or its Subsidiaries would, in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
               (b) Except as set forth on Section 3.8 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, nor are they or any of their assets or properties bound by, any Order and to the Company’s knowledge, there are no such Orders threatened to be imposed by any Governmental Entity, arbitrator or other Person.
               (c) The Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with the terms and requirements of each Order to which it, or any of the assets owned or used by the Company or any of its Subsidiaries, is or has been subject.
     SECTION 3.9 Taxes.
               (a) (i) All Non-Income Tax Returns that are or were required to be filed by or with respect to the Company or any of its Subsidiaries, either separately or as a member of an affiliated, combined, consolidated or unitary group, have been properly prepared and filed on a timely basis (taking into account all extensions of due dates) or requests for extensions have been timely filed, granted and not expired for periods ended on or before December 31, 2003 in accordance with applicable Law, (ii) all Non-Income Tax Returns referred to in clause (i) are true, accurate and complete in all material respects, (iii) all Non-Income Taxes owed by the Company and its Subsidiaries (whether or not shown on such Non-Income Tax Returns), including any Taxes payable pursuant to any assessment made by the Internal Revenue Service or other taxing authorities in respect of such periods, have been paid in full or adequate provision for any such Taxes has been made in accordance with GAAP, and (iv) all estimated Non-Income Taxes required to be paid in respect of the Company or any of its Subsidiaries have been paid in full when due in accordance with applicable Law or adequate provision for any such Non-Income Taxes has been made in accordance with GAAP. The Company has delivered or made available to Buyer true, correct and complete copies of all Non-Income Tax Returns filed by the Company or any of its Subsidiaries.
               (b) There are no Liens relating or attributable to Taxes with respect to, or in connection with, the assets of the Company. To the best knowledge of the Company and its Subsidiaries, there is no basis for the assertion of any claim for Taxes which, if adversely determined, is reasonably likely to result in the imposition of any Lien on the assets of the Company or otherwise materially adversely affect Buyer, the Company or their use of such assets.
               (c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, all material Taxes that the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid to the proper Governmental Entity or other Person.
               (d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Non-Income Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.
               (e) No audit or other proceeding by any Governmental Authority is pending or threatened with respect to any Taxes due solely from or solely with respect to the Company or any of its Subsidiaries other than those audits or proceedings involving any SUTA Liabilities (which are described in Section 3.9(e) of the Company Disclosure Letter to the extent existing on the date hereof), no Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes solely against the Company or any of its Subsidiaries, and no claim has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, and all deficiencies for Non-Income Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the Financial Statements. Nothing in the foregoing shall apply to any audit, proceeding, claim for additional Taxes or deficiency that arises solely because the Company is a member of the Seller Consolidated Group.
               (f) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.
               (g) Neither the Company nor any of its Subsidiaries knows of any change in the rates or basis of assessment of any Tax (other than federal income tax), of the Company and its Subsidiaries which would reasonably be expected to have a material adverse effect on the Company or its Subsidiaries other than the SUTA Liabilities.
               (h) For purposes of this Agreement, the following terms shall have the following meanings:
“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.
“Non-Income Taxes” means any and all Taxes other than Taxes imposed on (or measured by) net income or Taxes imposed on the Company or any of its Subsidiaries solely as a result of their being a member of the Seller Consolidated Group.
“Non-Income Tax Returns” means any Tax Return for Non-Income Taxes.
“Post-Closing Tax Period” means any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.
“Seller Consolidated Group” means the affiliated group of corporation, as defined in Section 1504 of the Code, of which both Seller and the Company are member and which has elected to file a consolidated return.
“Straddle Period” means any Tax period that begins before and ends after the Closing Date.
“Tax” means any (i) Federal, state, local, provincial or foreign income, gross receipts, license, severance, occupation, capital gains, premium, environmental (including Taxes under Section 59A of the Code), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment, insurance, utility, severance, social security (or similar), excise, production, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other tax, fee, impost, duty, charge or imposition of any kind whatsoever, including any interest, fines, penalties, additions, assessments or deferred liability with respect thereto, and any interest in respect of such interest, fines, penalties, additions, assessments or deferred liability and (ii) any transferee liability in respect of any items described in clause (i) above.

“Tax Return” means any return, report, notice, form, declaration, claim for refund, estimate, election, or information statement or other document relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.
     SECTION 3.10 Employee Benefits; ERISA.
               (a) Section 3.10(a) of the Company Disclosure Letter sets forth a complete list of each written and binding oral profit-sharing, pension, severance, thrift, savings, incentive, change of control, employment, retirement, bonus, deferred compensation, group life and health insurance and other employee benefit plan, agreement, arrangement or commitment, which is maintained, contributed to (including arrangements that involve merely forwarding employee payroll deductions) or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries may have any liability (all of which are hereinafter referred to as the “Benefit Plans”) provided however, by way of clarification, that the term “Benefit Plans” shall not include any such plans maintained by parent or sister entities to the Company which have never covered any present or former employees, officers, directors or contractors of the Company or any of its Subsidiaries and to which neither the Company nor any of its Subsidiaries have ever contributed or had an obligation to contribute or had any other liability. Section 3.10(a) of the Company Disclosure Letter identifies each of the Benefit Plans which constitutes an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Neither the Company nor any of its Subsidiaries has any formal commitment, or intention communicated to employees, to create any additional Benefit Plan or make any material amendment or modification to any existing Benefit Plan.
               (b) With respect to each of the Benefit Plans, the Company has delivered or made available to Buyer true and complete copies of each of the following documents, if applicable: (i) all plan documents (including all amendments and modifications thereof) and in the case of binding oral Benefit Plans, a written description thereof, and in either case all related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto, as applicable; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent trustee reports; (v) copies of any private letter rulings, requests and applications for determination and determination letters issued with respect to the Benefit Plans within the past five years; (vi) the three most recent (A) audited financial statements and (B) actuarial valuation reports; (vii) for the last three years, all correspondence with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation and any other Governmental Entity regarding the operation or the administration of any Benefit Plan; (viii) any Form 5310 or Form 5330 filed with the Internal Revenue Service; and (ix) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
               (c) Each Benefit Plan has been operated and administered (i) in accordance with its terms and (ii) in material compliance with applicable Law including, but not limited to, ERISA and the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code and each related trust which is intended to be qualified under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service and (x) such Pension Plans are maintained in compliance with Revenue Procedures 2002-21 and 2003-86, and (y) except as disclosed in Section 6.10(c) of this Agreement, to the knowledge of the Company, there are no circumstances that are reasonably likely to result in such Pension Plan or related trust failing to be so qualified. With respect to any employee pension benefit plan sponsored by the Company, or any of its Subsidiaries in the past six years, the Company has taken all steps required by IRS Revenue Procedures 2002-21 and 2003-86 in order to avoid the disqualification of such plans. There is no pending or, to the knowledge of the Company, threatened audit by any Governmental Entity, litigation or other proceeding relating to any of the Benefit Plans, any fiduciary thereof or service provider thereto, nor, to the knowledge of the Company, is there any reasonable basis for any of the foregoing to be initiated. The Company has not engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Benefit Plan to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Except as disclosed in Section 3.10(c) of the Company Disclosure Letter or as required by Section 6.10(d) of this Agreement, no action has been taken with respect to any of the Benefit Plans to either terminate any of such Benefit Plans or to cause distributions, other than in the Ordinary Course of Business to participants under such Benefit Plans.
               (d) None of the Benefit Plans is subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has at any time within the six-year period ending on the date hereof maintained or contributed to, and has not been obligated to contribute to, any plan subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA or such a multiemployer plan.
               (e) Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code is (x) exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and (y) either (I) has complied and continues to comply with all reporting and disclosure requirements of Part 1 of Title I of ERISA, or (II) has satisfied the alternative method for such compliance set forth in 29 C.F.R. § 2520.104-23.
               (f) Within the past six years, neither the Company, any of its Subsidiaries, nor employee of the Company or any of its Subsidiaries, has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor has any such person breached any duty imposed by Title I of ERISA, with respect to any Benefit Plan. To the knowledge of the Company, no other Person has engaged in such a prohibited transaction or breach.

               (g) Within the past six years: (i) neither the Company nor any of its Subsidiaries has handled “plan assets” as that term is defined in applicable guidance of the United States Department of Labor; and (ii) all employee elective deferrals that the Company, any of its Subsidiaries or ERISA Affiliates was responsible for forwarding to a Benefit Plan have been forwarded timely in accordance with 29 C.F.R. § 2510.3-102.
               (h) All insurance premiums under any insurance policy related to a Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), and all liabilities and expenses of the Company in respect of any Benefit Plan for any period up to and including the Closing Date have been made, paid, or accrued and booked on or before the Closing Date, and, to the knowledge of the Company, with respect to any such insurance policy or premium payment obligation, neither the Company nor any of its Subsidiaries is subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.
               (i) Each Benefit Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and the Company has otherwise complied in all material respects with, (i) the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (ii) the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder; and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.
               (j) Section 3.10(j) of the Company Disclosure Letter contains a list of any obligations for retiree health or life benefits other than (i) coverage mandated by applicable Law or (ii) death benefits or retirement benefits under any Pension Plan. To the knowledge of the Company, no communications have been made to participants with respect to guaranteeing benefits under any Benefit Plan.
               (k) Except as set forth in Section 3.10(k) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (or will not upon termination of any individual’s employment within a fixed period of time following such consummation) (i) entitle any employee, director or consultant to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee, director or consultant or (iii) result in any payment which could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
               (l) To the knowledge of the Company, no individual has been improperly excluded from participation in any Benefit Plan.
               (m) The participation in any Benefit Plan by employees of any entity which is not the Company or any of its Subsidiaries (regardless of whether such entity is an ERISA Affiliate) has not caused, and will not cause, any such Benefit Plan to fail to meet the requirements of the Code or ERISA as presently in effect.

               (n) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local law which remains unsatisfied.
               (o) For purposes of this Section 3.10, the term “ERISA Affiliate” means (i) the Company and any Person included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of the Company under Section 414(o) of the Code. The term “ERISA Affiliate Plans” shall mean any plan (other than a Benefit Plan) that would be a Benefit Plan if it were maintained by Company, that is maintained by any ERISA Affiliate or that covers any employee, officer, director or contractor of any ERISA Affiliate, or to which any ERISA Affiliate contributes or has been an obligation to contribute, or to which any ERISA Affiliate may have any liability. Neither Buyer nor Company nor any subsidiary of Company shall at any time after the Closing Date have any liability with respect to any ERISA Affiliate Plan.
     SECTION 3.11 Labor and Employment Matters.
               (a) Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all employees of the Company or any of its Subsidiaries (collectively, “Employees”) as of the date specified on such list (which shall be no earlier than five (5) Business Days prior to the date of this Agreement), showing the position, annual base salary and bonus potential for each Employee as of such date. As used in this Agreement, the term “Employees” expressly excludes individuals classified as “Assigned Employees” in the Company’s standard service agreement with its clients or individuals acting in similar capacities under arrangements between the Company or its Subsidiaries and their clients (“Assigned Employees”). Section 3.11(a) of the Company Disclosure Letter also contains a correct and complete list of all of the Contingent Workers as of the date specified on such list, showing for each Contingent Worker such individual’s role in the Business, fee or compensation arrangements and other contractual terms with the Company or any of its Subsidiaries.
               (b) Except as set forth in Section 3.11(b) of the Company Disclosure Letter:
                    (i) there is no, and during the past three years there has not been any, labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout, nor, to the knowledge of the Company or Seller, is any such labor strike, picketing, labor dispute, slowdown, concerted interference, stoppage or lockout presently threatened against the Company or any of its Subsidiaries or the Business;
                    (ii) neither the Company nor any Subsidiary has any duty to bargain with any union or labor organization or other Person purporting to act as exclusive bargaining representative of any Employees, Contingent Workers or Assigned Employees (“Union”) with respect to the wages, hours or other terms and conditions of employment of any Employee, Contingent Worker or Assigned Employee and, to the knowledge of the Company, no Union claims or demands to represent, and there are no organizational campaigns in progress with respect to, any of the Employees or Contingent Workers and no question concerning representation of such individuals exists;
                    (iii) there is no collective bargaining agreement or other Contract with any Union, or work rules or practices agreed to with any Union, binding on the Company or any of its Subsidiaries with respect to any Employees, Contingent Workers or Assigned Employees;
                    (iv) neither the Company nor any Subsidiary has engaged in any unfair labor practice;
                    (v) the Company and each of its Subsidiaries is in material compliance with all applicable Laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours;
                    (vi) neither the Company nor any Subsidiary is delinquent in any payments to any Employee, Contingent Worker or Assigned Employees for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees, Contingent Workers or Assigned Employees;
                    (vii) with respect to any Employee of the Company or its Subsidiaries, other than Assigned Employees and Contingent Workers, there are no formal or informal grievances, complaints or charges with respect to employment or labor matters (including charges of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of the Company, threatened, in each case, before any judicial, regulatory or administrative forum, or under any private dispute resolution procedure;
                    (viii) none of the employment policies or practices of the Company or any of its Subsidiaries are currently being audited or investigated, or to the knowledge of the Company, subject to imminent audit or investigation by any Governmental Entity;
                    (ix) neither the Company nor any Subsidiary is subject to any Order or private settlement Contract in respect of any labor or employment matters;
                    (x) the Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 (the “IRCA”), as the IRCA applies to any Employee of the Company and its Subsidiaries, other than Assigned Employees and Contingent Workers;
                    (xi) all Employees are employed at-will;

                    (xii) consummation of the transactions contemplated by this Agreement will not adversely affect the authority of any Employee or Assigned Employee to work in the United States; and
                    (xiii) there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any Employee or Contingent Worker.
               (c) Neither the Company nor any of its Subsidiaries is subject to any affirmative action obligations under any Law, including Executive Order 11246 and is not a government contractor for purposes of any Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage laws.
               (d) Section 3.11(a) of the Company Disclosure Letter lists all independent contractors (who are natural persons), consultants, temporary employees, leased employees or other servants or agents classified by the Company as other than employees or compensated other than through wages paid by the Company or any of its Subsidiaries and reported on a form W-4 (collectively, “Contingent Workers”), employed or used with respect to the operation of the Company or any of its Subsidiaries. As used in this Agreement, the term “Contingent Workers” expressly excludes Assigned Employees. To the extent that any Contingent Workers are employed or retained by the Company or any of its Subsidiaries, the Company or the applicable Subsidiary has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites including the Benefit Plans.
     SECTION 3.12 Compliance with Laws; Governmental Authorizations; etc.
               (a) Except for environmental Laws (for which the only representations and warranties made by Seller are contained in Section 3.15), the Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all applicable Laws, including Laws governing the protection of personally-identifiable information. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received since December 31, 2003, any written notice or communication from any Governmental Entity or any third party regarding any actual, alleged, possible, or potential material violation of, or failure of the Company or any Subsidiary to comply in any material respect with, any Law.
               (b) The Company and each Subsidiary holds and maintains in full force and effect all material Governmental Authorizations required to conduct the Business in the manner and in all such jurisdictions as it is currently conducted, except for those Governmental Authorizations the absence of which, individually and in the aggregate, is not material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each such Governmental Authorization. Neither the Company nor any of its Subsidiaries has received, at any time, any written notice or communication from any Governmental Entity or any other Person regarding any material violation of, or failure to comply with, any term or requirement of any Governmental Authorization.
               (c) For purposes of this Agreement, the following term shall have the following meaning:
“Governmental Authorization” shall mean any Order, Consent, waiver, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.
     SECTION 3.13 Real Property; Personal Property.
               (a) Neither the Company nor any of its Subsidiaries owns any real property. Section 3.13(a) of the Company Disclosure Letter contains a correct and complete list of (i) all premises leased or subleased or otherwise occupied by the Company as tenant or subtenant (the “Leased Real Property”), together with a correct and complete list of all such leases, subleases or other similar agreements (the “Real Property Leases”), and (ii) all Liens (other than Permitted Liens) relating to or affecting the Leased Real Property. Neither the Company nor any of its Subsidiaries is in material breach or material default under any of the Real Property Leases and, to the knowledge of the Company, no other party to the Real Property Leases is in material breach or material default thereunder.
               (b) Subject to the terms of the Real Property Leases, the Company or a Subsidiary of the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the Leased Real Property for the full terms of the leases or subleases (as applicable) thereof by the Company or its Subsidiary, free and clear of all Liens (other than Permitted Liens). Each Real Property Lease is a legal, valid and binding agreement of the Company or a Subsidiary of the Company, in full force and effect and enforceable against the Company or a Subsidiary of the Company, as applicable, in accordance with its terms and, to the knowledge of the Company, represents a legal, valid and binding agreement of the other parties thereto, except, in each case, to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. The Company has heretofore delivered or made available to Buyer correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements thereto).
               (c) The improvements on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of the Company, there are no condemnation or appropriation proceedings pending or, to the knowledge of the Company, threatened against any Leased Real Property or the improvements thereon.

               (d) The Company or a Subsidiary of the Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of the business of the Company and its Subsidiaries, including all tangible personal property reflected on the Financial Statements for the periods referred to in such Financial Statements, and tangible personal property acquired since the date of the September Balance Sheet, other than tangible personal property disposed of since such date in the Ordinary Course of Business (and after the date hereof in compliance with Section 6.1). All such tangible personal property is adequate and suitable for the conduct by the Company and its Subsidiaries of the Business as presently conducted by them, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.
               (e) Except as set forth in Section 3.13(e) of the Company Disclosure Letter or as set forth in the terms of the Real Property Leases, there are no leases, subleases, licenses or other agreements granting to any person other than the Company or its Subsidiaries, any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.
               (f) Except as set forth in Section 3.13(f) of the Company Disclosure Letter, all of the land, buildings, structures and other improvements to real property used by the Company and its Subsidiaries in the conduct of the Business are located on the premises leased by the Company pursuant to the Real Property Leases.
               (g) Neither the Company nor any of its Subsidiaries owns or holds or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Leased Real Property or any portion thereof or interest therein.
               (h) Except as set forth in Section 3.13(h) of the Company Disclosure Letter, no Consents are required to be obtained by the Company under the Real Property Leases in connection with the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.
     SECTION 3.14 Contracts; No Default.
               (a) Section 3.14 of the Company Disclosure Letter (as such Disclosure Letter shall be updated by the Company prior to Closing to reflect additions and deletions thereto between the date of this Agreement and Closing) sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by or to which any of them or any of their properties are bound or subject: (i) each Contract with a current or former officer, director, shareholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person which involves aggregate payments in excess of $100,000; (ii) Contracts with any labor union or association representing any Employee or Assigned Employee; (iii) Contracts with any Person that has sold, distributed or otherwise marketed the services of the Company and its Subsidiaries to clients representing individually or in the aggregate $5,000,000 or more of annualized gross annual payroll during the year ended December 31, 2004, (iv) Contracts with the Material Clients pursuant to which the Company or any of its Subsidiaries provides services of the Business to the Material Clients; (v) Contracts for the sale of property by the Company or its Subsidiaries for consideration in excess of $100,000 other than sales of property in the Ordinary Course of Business or for the grant to any person of any option of preferential rights to purchase any assets or properties; (vi) partnership or joint venture agreements; (vii) Contracts under which the Company or any of its Subsidiaries agrees to indemnify any party for Tax Liabilities or to share Tax Liabilities of any Person; (viii) material Contracts which cannot be canceled by the Company or its Subsidiaries without liability, premium or penalty of more than $100,000 and on 90 days’ or more notice; (ix) Contracts for the purchase by the Company or its Subsidiaries of materials, supplies, goods, services, equipment or assets pursuant to which the Company or any of its Subsidiaries is obligated to pay in excess of $100,000 during any 12-month period; (x) Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area; (xi) Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person; (xii) Contracts relating to the borrowing of money; (xiii) Contracts containing obligations or liabilities of any kind to Seller or its Affiliates (including an obligation to register any of such securities under any federal or state securities Laws); (xiv) options or rights of first refusal for the purchase or lease of any property for an aggregate purchase price in excess of $100,000 or of any real property; (xv) management Contracts and other similar agreements with any Person; (xvi) IP Licenses; (xvii) any other Contracts (excluding Contracts with customers) pursuant to the terms of which there is either a current or future obligation or right of the Company or any of the Subsidiaries to make payments in excess of $100,000 or receive payments in excess of $100,000. Section 3.14 of the Company Disclosure Letter (as such Disclosure Letter shall be updated by the Company prior to Closing to reflect additions and deletions thereto between the date of this Agreement and the Closing) also lists and describes the status of all Contracts currently in negotiation of a type which if entered into by the Company or any of its Subsidiaries after the date of this Agreement, as the case may be, would be required to be listed on Section 3.14 of the Company Disclosure Letter (the “Proposed Contracts”).
               (b) There have been delivered to Buyer true and complete copies of (i) all of the Contracts set forth on Section 3.14 of the Company Disclosure Letter and (ii) the most recent draft, letter of intent or term sheet (or if none exist, a reasonably detailed written summary) embodying the material terms of all of the Proposed Contracts set forth on Section 3.14 of the Company Disclosure Letter. All of the Contracts referred to in clause (i) of the preceding sentence are valid and binding upon the Company or one of its Subsidiaries, as the case may be, in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such Contracts, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder by the Company or its Subsidiaries. To the knowledge of the Company, no other party to any such Contract is in default thereunder in any material respect nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder.

     SECTION 3.15 Environmental Matters.
               (a) (i) No Hazardous Materials have been used, stored or otherwise handled in any manner by the Company or any of its Subsidiaries on, in, from or affecting any Leased Real Property except in compliance in all material respects with applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has received any notice of any violations (and, to the knowledge of the Company, there are no existing violations) of any applicable Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, in, from or affecting any of the Leased Real Property and there are no Actions pending or, to the knowledge of the Company, threatened by any Person with respect to any such violations; (iii) all Leased Real Property and the Business are currently being, and have in the past been, operated in all material respects by the Company and its Subsidiaries in accordance and in compliance in all material respects with all applicable Environmental Laws; and (iv) to the knowledge of the Company, there are no events, conditions or circumstances related to the Leased Real Property that are reasonably likely to result in material Liability to the Company or its Subsidiaries arising out of violations of Environmental Laws.
               (b) For purposes of this Agreement, the following terms shall have the following meanings:
“Environmental Law” means all Laws regulating, relating to or imposing Liability or standards of conduct concerning protection of human health or the environment.
“Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including gasoline, crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea formaldehyde insulation.
     SECTION 3.16 Insurance.
               (a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete list of all insurance policies or binders of fire, liability, workers’ compensation, motor vehicle, directors’ and officers’ liability, property, casualty, life and other forms of insurance owned, held by or applied for, or the premiums for which are paid by the Company or its Subsidiaries or under which any of the Company or any of its Subsidiaries, or their assets or properties, are insured (regardless of whether the premiums are paid by the Company or any of its Subsidiaries). The Company has made available to Buyer (i) correct and complete copies of such policies and binders and all pending applications for any such policies or binders and (ii) any statement by the auditors of the Financial Statements with regard to the adequacy of the coverage or of the reserves for claims.

               (b) The Company and its Subsidiaries are, and at all times have been, covered on an uninterrupted basis by valid and effective insurance policies or binders which are in the aggregate reasonable in scope and amount in light of the risks attendant to the business in which the Company is or has been engaged. All such policies or binders are in full force and effect, no notice of cancellation, termination, revocation or limitation or other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder, has been received as of the date of this Agreement with respect to any such policy and all premiums due and payable thereon have been paid in full on a timely basis. As of the date of this Agreement, (i) there are no pending claims against such insurance by the Company or any of its Subsidiary as to which the insurers have denied liability, and (ii) there exist no claims under such insurance policies or binders that have not been properly and timely submitted by the Company to its insurers.
     SECTION 3.17 Brokers and Finders. Except for the Persons set forth in Section 3.17 of the Company Disclosure Letter, whose fees, if any, shall be paid by Seller, no agent, broker, investment banker, intermediary, finder, Person or firm acting on behalf of Seller or the Company or which has been retained by or is authorized to act on behalf of Seller or the Company or any of its Subsidiaries is or would be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the Parties hereto in connection with the execution of this Agreement or the Ancillary Agreements or upon consummation of the transactions contemplated hereby or thereby.
     SECTION 3.18 Intellectual Property.
               (a) Except as set forth in Section 3.18(a) of the Company Disclosure Letter, to the knowledge of the Company, either the Company or one of its Subsidiaries (i) owns, (ii) otherwise has the right pursuant to a written license, sublicense or other agreement, or (iii) has public domain or other legal access (without need of a written license, sublicense or agreement) to, all Intellectual Property used in the operation of the Business as presently conducted (the “Company Intellectual Property”), free and clear of all Liens, except to the extent subject in each case to the terms of an applicable license, sublicense, other agreement or public domain or similar rights. For purposes of this Section 3.18, knowledge does not include an obligation to investigate or search for patents that the Company might infringe in the conduct of its business unless the Company has specific knowledge that certain of its operations, services or products infringe or reasonably might infringe an identified patent.
               (b) Section 3.18(b) of the Company Disclosure Letter sets forth a correct and complete list of all Patents, registered or material Marks, registered Copyrights and Internet domain names, and all applications for any of the foregoing owned by the Company or any of its Subsidiaries. Section 3.18(b) of the Company Disclosure Letter also lists (i) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed and (ii) the registration or application date, as applicable. All such items of Intellectual Property are, to the knowledge of the Company, valid, subsisting, enforceable, in full force and effect, and have not been or are not, as applicable, cancelled, expired, abandoned or otherwise terminated and, to the knowledge of the Company, against the counterparty.
               (c) Section 3.18(c) of the Company Disclosure Letter sets forth a correct and complete list of all written licenses or other written agreements granting rights in Intellectual Property to the Company or any of its Subsidiaries, excluding licenses for Off-the-Shelf Software (“IP Licenses”). All IP Licenses are valid and binding upon the Company or one of its Subsidiaries, as the case may be, in accordance with their terms and, to the knowledge of the Company, against the counterparty. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of the IP Licenses, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder by the Company or its Subsidiaries. To the knowledge of the Company, no other party to any such IP Licenses is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder.
               (d) Except as set forth in Section 3.18(d) of the Company Disclosure Letter, the Company and each of its Subsidiaries has taken all commercially reasonable actions to maintain and protect each item of Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries. Since January 1, 2001, the Company’s general practice has been to have employees and independent contractors execute agreements naming the Company as the owner of all Company Intellectual Property developed by such Person. All such agreements are valid and binding upon the Company in accordance with their terms and, to the knowledge of the Company, against the counterparty. Each of the Company and each of its Subsidiaries has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets and the proprietary nature and value of its Intellectual Property.
               (e) To the knowledge of the Company, none of the Intellectual Property, business operations, products or services used by the Company or any of its Subsidiaries, nor the conduct of the Company or its Subsidiaries’ business infringes upon, misappropriates or otherwise violates any Intellectual Property rights of others. No third party action or suit for the infringement, misappropriation or violation of any Intellectual Property Rights is pending against the Company or any Subsidiary of the Company and, to the knowledge of the Company, no such action is threatened.
               (f) Subject to Section 6.14 and the receipt of the Consents set forth in Section 3.5 of the Company Disclosure Letter, after the consummation of the contemplated transactions, the Company will own all right, title, and interest in and to or have a valid written license to Use all Company Intellectual Property on identical terms and conditions as each of the Company and each of its Subsidiaries enjoyed immediately prior to such transactions.
               (g) For purposes of this Agreement, the following terms shall have the following meanings:

“Intellectual Property” means (i) all issued patents and applications therefor and all patentable inventions, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (iii) all Internet domain names, (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”), (v) Software, and (vi) trade secrets, customer lists, know-how and confidential business information.
“Intellectual Property Right” means rights in any Patent, Mark, Copyright, or trade secret.
“Off-the-Shelf Software” means off-the-shelf personal computer Software as such term is commonly understood, that is commercially available on a retail basis for less than $500 per seat, and used solely on the desktop personal computers of the Company or a Subsidiary.
“Software” means (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
     SECTION 3.19 HIPAA. To the extent that and for so long as (i) either the Company or a Subsidiary of the Company was a “covered entity” as defined in 45 C.F.R. § 160.103, (ii) either the Company, a Subsidiary of the Company and/or their respective business or operations were subject to or covered by the HIPAA administrative requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA security and privacy requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (iii) either the Company or any of its Subsidiaries sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, the Company and each such Subsidiary was in compliance in all material respects with the applicable requirements of HIPAA, including all requirements of the Transactions Rule and the Privacy and Security Rules. As used herein, “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and all rules and regulations issued thereunder.
     SECTION 3.20 Customers and Service Providers. As of the date of this Agreement, to the knowledge of the Company, none of the Company’s 30 largest clients (based upon aggregate revenues received by the Company and its Subsidiaries from clients during the year ended December 31, 2004) (the “Material Clients”) or ten largest suppliers (based upon aggregate payments made by the Company and its Subsidiaries to suppliers during the year ended December 31, 2004) intends to cease doing business with the Company or any of its Subsidiaries or to reduce the amount of goods or services purchased from the Company or its Subsidiaries or sold by it to the Company or its Subsidiaries on a regular on-going basis, in each case where such action on the part of an individual clients or supplier would have a Material Adverse Effect on the Company.
     SECTION 3.21 Sufficiency of Assets. Except as set forth in Section 3.21 of the Company Disclosure Letter, the tangible property, assets, Real Property and Intellectual Property of the Company and its Subsidiaries as of the Closing, will constitute all of the assets (real or personal), properties, licenses, rights and agreements used in and necessary for the conduct of the Business as currently conducted and conducted at the time of the Closing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     SECTION 4.1 Seller’s Representations and Warranties.
          Except as set forth in the Disclosure Letter delivered by Seller to Buyer (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Buyer as follows:
               (a) As of the date of this Agreement, UPB is the sole record and beneficial owner and holder of 50,000 shares of Common Stock, free and clear of all Liens. Upon the effectiveness of the Formation Transactions and as of Closing, UPB shall be the sole record and beneficial owner and holder of the Purchased Shares, free and clear of all Liens. Upon consummation of the transactions contemplated hereby, Buyer will acquire valid title to the Purchased Shares, free and clear of all Liens.
               (b) Seller has the full power and authority and has taken all action necessary in order to execute, deliver and perform fully, its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized and approved and no other corporate proceeding with respect to Seller is necessary to authorize this Agreement, such Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms except to the extent that the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Except for the Persons set forth in Section 4.1(b) of the Seller Disclosure Letter, whose fees, if any, shall be paid by Seller, no agent, broker, investment banker, intermediary, finder, Person or firm acting on behalf of Seller or the Company or which has been retained by or is authorized to act on behalf of Seller or the Company is or would be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller or the Company in connection with the execution of this Agreement or the Ancillary Agreements or upon consummation of the transactions contemplated hereby or thereby.
               (c) Assuming the making of the HSR Filing and the other Filings set forth in Sections 3.4 of the Company Disclosure Letter and the obtaining of the Consents set forth in Sections 3.4 and 3.5 of the Company Disclosure Letter, and Section 4.1(c) of the Seller Disclosure Letter, the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance and consummation by Seller of any of the transactions contemplated hereby or thereby will not, with respect to Seller, directly or indirectly (with or without the giving of notice or the lapse of time or both) constitute, result in or give rise to:
                    (i) a breach or violation of, or a default under any provision of Seller’s Organizational Documents;
                    (ii) a material breach or material violation of, or a material default under any material Contract of Seller; or
                    (iii) a material breach or material violation of any Law or Order to which Seller is subject.
               (d) UPB is an “accredited investor” as defined under Rule 501 of Regulation D promulgated under the Securities Act, and is acquiring, if issued, the Earn-Out Shares, for investment purposes and not with a view to distribution that would be in violation of the Securities Act. By reason of its business and financial experience, UPB has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.
               (e) There are no Actions or Orders issued, pending or, to the knowledge of Seller, threatened against Seller or any of its assets that question or challenge the validity or legality of, or have the effect of prohibiting, preventing, restraining, restricting, delaying, making illegal or otherwise interfering with, this Agreement, any Ancillary Agreement to which Seller is a party, the consummation of the transactions contemplated hereby or thereby or any action taken or proposed to be taken by Seller pursuant hereto or in connection with the transactions contemplated hereby or thereby.
               (f) Seller and its Representatives have had a full and satisfactory opportunity to obtain and review all financial and other information which Seller and its Representatives have deemed necessary to evaluate Holdco and its Subsidiaries, their financial condition, business prospects and the transactions contemplated by this Agreement and the Ancillary Agreements. Seller has made its own independent evaluation of the value of Holdco and its Subsidiaries, their Purchased Shares and the Earn-Out Shares, and is not relying on any representation by the Company or any of its Representatives in determining whether to enter into this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby. Seller acknowledges and agrees that the consideration has been negotiated at arms’ length and that Seller is obtaining a fair and equitable price for the Purchased Shares.
               (g) As of the Closing and after giving effect to the Formation Transactions, (i) there are issued and outstanding 300,000 shares of Holdco Common Stock and 300,000 shares of Holdco Preferred Stock, (ii) other than the Holdco Preferred Stock held by Seller, there are no other equity interests of Holdco or any instrument convertible into any equity interest of Holdco issued and outstanding; (iii) the Purchased Shares shall be duly authorized, validly issued, fully paid and nonassessable, and shall have been issued in compliance with all federal and state securities laws; and (iv) Holdco shall have no outstanding options or other securities exercisable for or convertible into any shares of capital stock of Holdco or other equity interests or bonds, debentures, notes or other obligations the holders of which have (either presently or upon the occurrence of a contingency) the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Holdco on any matter.
               (h) Holdco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities, conducted any operations or incurred any Liabilities other than in connection with the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
          Except as set forth in the Disclosure Letter delivered by Buyer to the Company and Seller (the “Buyer Disclosure Letter”), Buyer hereby represents and warrants to Seller as follows:
     SECTION 5.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, its jurisdiction of formation. Buyer is duly qualified or licensed to do business in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect on Buyer.
     SECTION 5.2 Authority. Buyer has the full power and authority and has taken all action necessary in order to execute, deliver and perform fully, its obligations under, this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved and no other proceeding with respect to Buyer is necessary to authorize this Agreement, such Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which it is a party has been duly executed and delivered by Buyer and a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its respective terms except to the extent that the enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.
     SECTION 5.3 Governmental Filings and Consents; No Violations.
               (a) Except for the HSR Filing or as set forth in Section 5.3 of the Buyer Disclosure Letter, no Filings are required to be made by Buyer with, nor are any Consents required to be obtained by Buyer from, any Governmental Entity, in connection with the execution or delivery by Buyer of this Agreement or the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder or thereunder or the consummation by Buyer of the transactions contemplated hereby or thereby.
               (b) Assuming the making of the HSR Filing, the other Filings set forth in Section 5.3 of the Buyer Disclosure Letter and the obtaining of the Consents set forth in Section 5.3 of the Buyer Disclosure Letter, the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance and consummation by Buyer of any of the transactions contemplated hereby or thereby will not, with respect to Buyer, directly or indirectly (with or without the giving of notice or the lapse of time or both) constitute, result in or give rise to:
                    (i) a material breach or material violation of, or a material default under any provision of Buyer’s Organizational Documents;
                    (ii) a material breach or material violation of, or a material default under, or the cancellation, modification or termination of, or the acceleration of, or the creation of a Lien on any properties or assets owned or used by Buyer pursuant to, or require the making of any Filing or the obtaining of any Consent under, any provision of a Contract which is material to Buyer, under which Buyer is bound or is subject to any obligation or Liability; or

                    (iii) a material breach or material violation of any Law or a breach or violation of any Order to which Buyer, or any of the assets owned or used by Buyer, are subject.
               (c) There are no Actions or Orders issued, pending or, to the knowledge of Buyer, threatened against Buyer or any of its assets that question or challenge the validity or legality of, or have the effect of prohibiting, preventing, restraining, restricting, delaying, making illegal or otherwise interfering with, this Agreement, any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby or any action taken or proposed to be taken by Buyer pursuant hereto or in connection with the transactions contemplated hereby or thereby.
     SECTION 5.4 No Activities. Prior to the Effective Time, Buyer has not and shall not conduct any business or activities, make any investments, incur or guarantee any indebtedness or enter into any Contract, except for (i) this Agreement and the Ancillary Agreements to which it is a party, (ii) other than as specifically contemplated by this Agreement and the Ancillary Agreements to which it is a party, and (iii) as is necessary to satisfy the conditions set forth in Article VII.
     SECTION 5.5 Earn-Out Shares; Adequate Consideration.
               (a) The Earn-Out Shares to be issued and delivered on the Payment Date, if any, will have been duly authorized by all necessary corporate action on the part of Holdco and upon issuance and sale thereof will be validly issued, fully paid and nonassessable. Upon issuance of the Earn-Out Shares in accordance with Section 1.4, Seller will acquire valid title to the Earn-Out Shares, if any, free and clear of all Liens.
               (b) Buyer and its Representatives have had an opportunity to request, obtain and review all financial and other information which Buyer and its Representatives have deemed necessary or desirable to evaluate the Company, and Buyer has made its own independent evaluation of the value of the Company, the Purchased Shares and the Earn-Out Shares, and is not relying upon any representation by the Company or Seller (other than the representations and warranties set forth in this Agreement or in the Company Disclosure Letter, Seller Disclosure Letter or any certificate, document or instrument delivered by or on behalf of Seller or the Company hereunder) or any of their respective Representatives in determining whether to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer acknowledges and agrees that the consideration for the Purchased Shares and, if applicable, the Earn-Out Shares, has been negotiated at arms’ length and that Buyer is obtaining a fair and equitable price for the Purchased Shares and Earn-Out Shares (if applicable); provided, that the foregoing acknowledgement and agreement shall not in any manner diminish or obviate Buyer’s right to rely fully on the representations, warranties, covenants or agreements of the Company or the Seller contained in this Agreement or in the Company Disclosure Letter, the Seller Disclosure Letter or any certificate, document or instrument delivered by or on behalf of Seller or the Company hereunder.

     SECTION 5.6 Securities Act. Buyer is acquiring the Purchased Shares for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act in any manner that would be in violation of the Securities Act.
     SECTION 5.7 Brokers and Finders. Other than Raymond James & Associates, Inc., no agent, broker, investment banker, intermediary, finder, Person or firm acting on behalf of Buyer or which has been retained by or is authorized to act on behalf of Buyer is or would be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the Parties hereto in connection with the execution of this Agreement or the Ancillary Agreements or upon consummation of the transactions contemplated hereby or thereby.
ARTICLE VI
COVENANTS AND ADDITIONAL AGREEMENTS
     SECTION 6.1 Conduct of Business.
               (a) From the date of this Agreement until the Closing (or earlier termination of this Agreement), the Company shall, and shall cause each of its Subsidiaries to, and Seller shall cause each of them to, (i) operate and carry on its business only in the Ordinary Course of Business, (ii) use commercially reasonable efforts consistent with good business practice to keep and maintain its respective assets and properties in normal operating condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, and (iii) use commercially reasonable efforts to maintain the present business organization of the Company and its Subsidiaries intact and preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having significant business relations with them.
               (b) Without limiting the generality of Section 6.1(a), except as contemplated by this Agreement (including consummation of the Formation Transactions), prior to the Closing Date the Company shall not, and shall cause its Subsidiaries not to, without the prior consent in writing of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
                    (i) amend its Organizational Documents;
                    (ii) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (by the issuance or granting of options, warrants or rights to purchase Common Stock of the Company or other capital stock of the Company or otherwise), pledge or otherwise encumber any shares of Common Stock of the Company or other capital stock of the Company, any securities exchangeable for or convertible into Common Stock of the Company or other capital stock of the Company, or any other securities, except that the Company may issue or agree to issue shares of capital stock of the Company as required by the terms of existing agreements;

                    (iii) split, combine or reclassify any shares of Common Stock of the Company or other capital stock of the Company or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of Common Stock of the Company or other capital stock of the Company, except for (A) the payment of dividends or distributions to the Company or any of its Subsidiaries by a direct or indirect Subsidiary of the Company, (B) the payment of dividends or distributions by a non-wholly owned Subsidiary of the Company pro rata to the equity holders thereof or (C) as contemplated by Section 1.3(c);
                    (iv) redeem, purchase or otherwise acquire for any consideration (A) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such stock, (B) any other securities of the Company or any of its Subsidiaries, or (C) any interest in any of the foregoing;
                    (v) except in the Ordinary Course of Business, (A) incur any indebtedness for borrowed money which exceeds $250,000 in the aggregate, other than indebtedness between a Subsidiary of the Company and the Company or any of its other Subsidiaries, (B) guarantee any debt securities of another Person (other than the Company or any of its Subsidiaries) in excess of $250,000, (C) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than the Company or any of its Subsidiaries), (D) make any loan, advance or capital contribution to, or investment in, any other Person, other than to the Company or any of its Subsidiaries, or (E) amend, supplement or otherwise modify any of the terms of the credit agreements or any other instrument or agreement evidencing indebtedness for borrowed money in excess of $250,000 of the Company or its Subsidiaries in any way that is adverse to the Company or its Subsidiaries;
                    (vi) make any acquisition or disposition (or series of related acquisitions or dispositions) of stock or assets of any entity in excess of $250,000 other than inventory, supplies or other assets in the Ordinary Course of Business;
                    (vii) sell, lease, license, mortgage, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or assets, or any material part of its properties or assets, other than in the Ordinary Course of Business;
                    (viii) merge or consolidate with any corporation or other entity, or adopt a plan of complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization, other than transactions between or among the Company and/or among its wholly owned Subsidiaries;
                    (ix) enter into any employment or similar Contract with, or materially increase the compensation and/or benefits of, any employee whose base salary is in excess of $100,000 as of the date of this Agreement, except for increases in compensation and benefits that (1) are required by applicable Law or a Contract in effect on the date of this

Agreement, or (2) increases in compensation and/or benefits that are in the Ordinary Course of Business;
                    (x) adopt, amend in any material respect or terminate any Benefit Plan except (A) in the Ordinary Course of Business, (B) as required by Law, by the terms of any such Benefit Plan or any Contract as in existence on the date of this Agreement, (C) in accordance with the corrections referred to in Section 6.10(c) or (D) the Strategic Outsourcing, Inc. Deferred Compensation Plan which is required to be terminated prior to the Closing Date in accordance with Section 6.10(d);
                    (xi) change any accounting principle used by it, unless required (with respect to Seller, the Company or any of their Affiliates) by the Securities and Exchange Commission or the Financial Accounting Standards Board or otherwise appropriate (with respect to Seller, the Company or any of their Affiliates) to conform to changes in Tax laws, regulatory accounting requirements or GAAP;
                    (xii) enter into or amend, modify, supplement or waive any material provision of any material Contract with any client or potential client if, in the aggregate, the terms of such contracts, agreements or arrangements as entered into or so amended, modified, supplemented or waived differ in any materially adverse respects from the terms set forth in Company’s standard service agreement with its clients or would not otherwise be in the Ordinary Course of Business;
                    (xiii) alter, in any material respect, the procedures of the Company or any of its Subsidiaries regarding the collection of accounts receivable or the payment of accounts payable;
                    (xiv) settle or compromise any pending or threatened claim made by any Person, other than any claims relating to SUTA; or
                    (xv) agree, commit or resolve to do or authorize any of the foregoing.
               (c) During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall (and Seller shall cause the Company and its Subsidiaries to):
                    (i) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the ordinary course of business, for all Taxes payable by the Company or its Subsidiaries for which no Tax Return is required to be filed by the Company or its Subsidiaries prior to the Closing Date (for the avoidance of doubt, the Parties acknowledge that the foregoing covenant is limited to reserves by the Company and its Subsidiaries with respect to Taxes payable by them, and shall not apply to Taxes payable by Seller whether in relation to its ownership of the Company or otherwise);
                    (ii) promptly notify Buyer of any federal, state, local or foreign income or franchise and any other Actions pending against or with respect to the

Company or any of its Subsidiaries in respect of any Tax matter other than a Tax matter arising solely as a result of the Company being a member of the Seller Consolidated Group, and, except as contemplated by this Agreement, neither Seller nor the Company shall settle or compromise any such Tax matter or Action without Buyer’s consent;
               (iii) not make or revoke any election with regard to Non-Income Taxes or file any amended Non-Income Tax Returns;
               (iv) not make any change in any Non-Income Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Law, regulatory accounting requirements or GAAP;
               (v) terminate all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party such that there is no further liability thereunder except as provided as a current liability on the Final Closing Balance Sheet; and
               (vi) terminate any power of attorney that has been granted by Seller, the Company or the Company’s Subsidiaries with respect to any matter relating to Taxes of the Company or its Subsidiaries, which power of attorney is currently in force.
               (d) During the period from the date of this Agreement to the Closing Date:
                    (i) Seller shall not initiate any settlements of claims related to SUTA; and
                    (ii) the Company shall keep Buyer informed of all material developments related to the settlement of claims related to SUTA.
     SECTION 6.2 Access. Between the date of this Agreement and the Closing Date, the Company shall and shall cause its Subsidiaries to, and Seller shall cause the Company and its Subsidiaries to, (i) afford Buyer and its officers, employees, lenders, agents and representatives, including its and their legal counsel, accountants and financial advisors (collectively, “Representatives”), reasonable access to the personnel, premises, properties, Contracts, books and records, and other documents and data of the Company and its Subsidiaries, (ii) furnish Buyer and its Representatives with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, (iii) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request, and (iv) otherwise cooperate with any further investigation by Buyer and its Representatives of the Company and its Subsidiaries pursuant to this Section 6.2; provided, that the Company shall not be required to provide Buyer or its Representatives access to or disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, Order, fiduciary duty or Contract entered into prior to or on the date of this Agreement with respect to such information; provided further, that the Company shall use its commercially reasonable efforts to obtain the consent of any Person necessary to provide access to or disclose such information. All requests for information made pursuant to this Section 6.2 shall be directed to an executive officer of Seller and the Company.
     SECTION 6.3 Required Approvals.
               (a) Prior to the Closing, and subject to the terms and conditions of this Agreement, each of the Company and Seller, on the one hand, and Buyer, on the other hand, shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements, including using its commercially reasonable efforts to obtain all necessary waivers and/or Consents of third parties required in order to preserve material contractual relationships of the Company and its Subsidiaries (such waivers and Consents, the “Third Party Consents”), all necessary waivers or Consents to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the consummation transactions contemplated by this Agreement (and, in such case, to proceed with the consummation of the transactions contemplated by this Agreement as expeditiously as possible), including through all possible appeals.
               (b) In addition to and without limitation of the foregoing, each of Buyer, the Company and Seller undertakes and agrees to (i) file, if necessary, (and Buyer agrees to cause any Person that may be deemed to be the ultimate buyer entity or otherwise to control Buyer to file, if such filing is required by Law) as soon as practicable, and in any event prior to five Business Days after the date hereof, HSR Filing with the FTC and the Antitrust Division (and shall file as soon as practicable any form or report required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters), and (ii) take any action, make any undertaking or receive any clearance or Consent required by any Governmental Entity or applicable Law. Each of Buyer, Seller and the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation, and (ii) not extend any waiting period under the HSR Act, if applicable, or enter into any Contract with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall take all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement and the Ancillary Agreements so as to enable the Closing to occur as soon as reasonably possible and to avoid any Action which would otherwise have the effect of preventing or delaying the Closing. Each of Buyer, Seller and the Company shall, except as otherwise contemplated in this Agreement or the Ancillary Agreements: (i) promptly notify the other Parties of any written communication to that Party or its Affiliates from any Governmental Entity with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby and, subject to applicable Law, permit the other Parties to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat; (iii) furnish the other Parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby (except that Seller or the Company shall be under no obligation of any kind to provide any other Party documents, material or other information relating to the valuation of the Company or to alternatives to the proposed transactions contemplated hereby and this Agreement); and (iv) in the case of Buyer, promptly notify Seller and the Company in the event that the financing for the Purchase Price is no longer available.
     SECTION 6.4 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, each of the Parties hereto shall use their respective commercially reasonable efforts to cause the conditions in Sections 7.1 and 7.2 hereof to be satisfied.
     SECTION 6.5 Publicity. The Parties shall consult with each other as to the form and substance of any press releases or other public announcements materially related to the transactions contemplated hereby and any filings with any Governmental Entity or with any national securities exchange or interdealer quotation service with respect thereto prior to issuing any press release or other public announcement or making any filing, except nothing in this Section 6.5 shall be deemed to prohibit any Party from making any disclosure or filing as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.
     SECTION 6.6 Confidentiality.
               (a) Notwithstanding anything herein to the contrary, Seller shall, and shall cause its Subsidiaries and Representatives to, maintain in confidence and not use to the detriment of Buyer or the Company any written, oral or other information relating to the Company or to the Business or obtained from Buyer, its Subsidiaries or any of its Representatives in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, except to the extent (i) any such information is or becomes generally available to the public other than as a result of disclosure by Seller, its Subsidiaries and Representatives, (ii) any such information is required to be disclosed by a Governmental Entity of competent jurisdiction, (iii) any such information was or becomes available to Seller on a non-confidential basis and from a source (other than a Party to this Agreement or any Representative of such Party) that is not bound by a confidentiality agreement, or (iv) that use of such information is necessary or appropriate in making any Filing or obtaining any Consent required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Seller shall instruct its

Subsidiaries and Representatives having access to such information of such obligation of confidentiality. For the avoidance of doubt, this Section 6.6(a) shall survive the Closing.
               (b) Any information provided to Buyer or its Affiliates pursuant to this Agreement shall be held by Buyer and its Affiliates and their Representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement between Buyer and the Company, dated April 16, 2004 (the “Confidentiality Agreement”), which is hereby incorporated in this Agreement by reference as though fully set forth in this Agreement and shall continue in force until consummation of the Closing, at which time the Confidentiality Agreement shall terminate; provided, that Buyer and its Affiliates may disclose such information as may be necessary in connection with seeking approvals required from Governmental Entities, including approvals required under the HSR Act and licensing requirements imposed by any state Governmental Entity, for the consummation of the transactions contemplated by this Agreement; provided, further, that if this Agreement is terminated in accordance with Article VIII prior to Closing, the Confidentiality Agreement shall remain in full force and effect, in accordance with its terms, except that the term of the Confidentiality Agreement shall extend for one year from the date of such termination of this Agreement.
     SECTION 6.7 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby including all legal, accounting and investment banking fees, and other fees to consultants and advisors (i) by the Company, any of its Subsidiaries or Seller shall be paid by Seller and (ii) by Buyer shall be paid by Buyer. Buyer shall pay one-half and Seller shall pay one-half of the filing fee for the HSR Filing. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.
     SECTION 6.8 Further Assurances. At any time and from time to time after the Closing Date, the Parties hereto agree to (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records, (b) promptly execute, acknowledge, and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records, and (c) subject to the provisions of Section 6.3 and Section 6.5 hereof, do all such further acts and things, all as such other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements and the documents referred to herein and therein. The Company and Seller shall use commercially reasonable efforts to assist Buyer in obtaining the financing necessary for the consummation of the transactions contemplated herein by (i) arranging for direct contact between senior management and advisors of the Company and the proposed Lenders, (ii) hosting, at the request of and with Buyer, of one or more meetings of prospective Lenders and, in connection with any such Lender meeting, consulting with Buyer with respect to the presentations to be made at such meeting, and making available appropriate officers and representatives of the Company to rehearse and make such presentations prior to and at such meetings, as reasonably requested by Buyer, (iii) cause the Lender Equity Interests, if any, to be issued by Holdco to the

Lenders at the Closing as directed by Buyer and (iv) using commercially reasonable efforts to cooperate in such other reasonable and customary requests made by Buyer in connection with the financing.
     SECTION 6.9 Hartford Cash Amount.
               (a) Seller shall cause the Company to cause the Hartford Cash Amount as of the Closing to be no less than the Estimated Total Reserves as of the Closing Date pursuant to Section 1.6(a).
               (b) At all times after the Closing Date, the Company and its Subsidiaries shall, and the Buyer and Holdco shall cause the Company and its Subsidiaries to (i) except as would not cause, or be reasonably likely to cause, any material increase in the obligations or reduction in the rights of Seller under the guarantees executed by UPB in favor of The Hartford Fire Insurance Company (the “Hartford Insurance Company”) attached as Exhibit I hereto (the “Guarantees”) or the Letters of Credit, pursuant to the insurance programs and policies between the Hartford Insurance Company and the Company (the “Hartford Policies”), not (A) merge with any entity, (B) acquire any assets or liabilities, (C) acquire the capital stock or other equity interests of any entity, or (D) enter into any business; (ii) while any of the Guarantees or Letters of Credit remain outstanding, manage all workers’ compensation claims in respect of the periods covered by such Guarantees or Letters of Credit in a prudent and businessman-like manner, taking into consideration Seller’s obligations under the Guarantees; and (iii) during such time as the Guarantees or Letters of Credit remain outstanding, provide to Seller promptly after receipt by the Company, the monthly loss-run reports from the Hartford Insurance Company.
     SECTION 6.10 Employee Benefit Plans.
               (a) Only if Buyer terminates any Benefit Plan following the Effective Time but prior to December 31, 2005: (i) from the Effective Time until December 31, 2005, Buyer shall maintain for the officers and employees of the Company (other than individuals who are Contingent Workers or Assigned Employees, who as of the Effective Time continue employment with the Company or any of its Subsidiaries (“Continuing Employees”), employee benefits under employee benefit plans (other than equity compensation arrangements except as set forth in this Section 6.10), which provide benefits in the aggregate that are no less favorable than those provided by the Company to each such Continuing Employee immediately prior to the Closing, except to the extent that duplication of benefits would result; and (ii) if the terminated Benefit Plan is the welfare Benefit Plan under which a Continuing Employee is covered, Buyer shall cause the Buyer welfare benefit plans that cover the Continuing Employees after the Effective Time to (x) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (y) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under the Company’s welfare Benefit Plans to be credited to such Continuing Employees under Buyer’s welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under Buyer’s welfare benefit plans. For purposes of participation and vesting under such employee benefit plans, service under any other employee benefit plans of the Company shall be treated as service under any similar employee benefit plans maintained by Buyer. Buyer also shall cause the Company to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 6.10 of the Company Disclosure Letter. Following the Effective Time through December 31, 2005, Buyer shall, or shall cause the Company to, pay all bonuses to the Continuing Employees in accordance with the Company’s past practices for paying bonuses to employees of the Company, including, without limitation, the full amount of employee bonuses accrued by the Company until the Effective Time and reflected on the Closing Financial Statements.
               (b) With respect to the existing employments agreements between the Company and certain members of the Company’s management, following the Closing, Buyer shall cause the Company to pay all installments of the three “Change of Control Benefit” payments (as defined in such employment agreements) to the applicable employees (the “Change of Control Payments”).
               (c) Buyer shall cooperate with Seller with respect to any VCP submission and corrections initiated by Seller, or initiated by Buyer at Seller’s suggestion, pursuant to Rev. Proc. 2003-44 (or any similar submission pursuant to any similar program which may be maintained by the Internal Revenue Service) involving (i) the Strategic Outsourcing, Inc. 401(k) Plan with respect to any failure to satisfy the nondiscrimination test in Section 401(k) of the Code for the plan year which ended on December 31, 2002 and (ii) the Strategic Outsourcing, Inc. Multiple Employer 401(k) Plan in connection with a VCP submission filed in February, 2005 with respect to the Union Planters Corporation 401(k) Retirement Savings Plan, including amending such plans, making corrective contributions and causing distributions to be made (in each case out of funds provided in advance by Seller for such purpose), in each case as necessary to ensure the continued tax qualification of such plans. Seller shall indemnify and hold Buyer and its Affiliates including the Company and its Subsidiaries harmless from any and all liabilities arising out of or related to the facts in respect of which such VCP or similar submissions and corrections are expected to be made (which shall include, without limitation, paying all costs associated with such submissions and corrections including attorneys’ and professionals’ fees to attorneys and professionals retained by Seller and Buyer (provided that the Seller shall be obligated to reimburse buyer for only up to $25,000 for attorneys’ fees incurred by it in connection with its review and approval of such submissions and corrections), the cost of corrective contributions and distributions, and any out-of-pocket administrative expenses incurred with respect to such submissions and corrections). The submission in respect of the Strategic Outsourcing, Inc. 401(k) Plan, if necessary, shall be initially submitted to the Internal Revenue Service no later than December 31, 2005. Buyer shall have the right to review and approve any such submission prior to its being submitted to the IRS and any such correction, which approval, in each case, shall not be unreasonably withheld.
               (d) The Company shall take all necessary actions to terminate the Strategic Outsourcing, Inc. Deferred Compensation Plan and distribute to participants all accrued benefits thereunder, each effective prior to the Closing and without any Liability after the Closing to Buyer or any of its Affiliates, including the Company and its Subsidiaries.

     SECTION 6.11 Indemnification of Directors and Officers of the Company; Directors’ and Officers’ Insurance.
               (a) Buyer agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of the Company and Holdco (the “Covered Parties”) as provided in the Company’s and Holdco’s Organizational Documents as in effect as of the date of this Agreement with respect to matters occurring prior to or on the Closing Date shall survive the Closing and shall continue in full force and effect for a period of six years following the Effective Time; provided, that nothing contained in this Section 6.11(a) shall be deemed to preclude the liquidation, consolidation, or merger of Holdco or the Company, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by Holdco or the Company is required to effectuate any indemnification, Buyer shall cause Holdco or the Company to direct, at the election of the Covered Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Covered Party. To the maximum extent provided therein and permitted by applicable Law, the indemnification and related rights afforded the Covered Parties under Holdco’s or the Company’s Organizational Documents as in effect on the date of this Agreement shall be mandatory rather than permissive.
               (b) During the six-year period commencing on the Closing Date, Seller shall acquire and maintain, to the extent available, directors and officers liability insurance “tail coverage” insuring those persons who served as directors, officers or employees of the Company on or before the Effective Time on terms and conditions and in amounts consistent with such insurance policies that Seller has in effect for it and its Subsidiaries at the Effective Time and shall pay any and all amounts with respect to claims made under such insurance policy pertaining to periods prior to Closing, including any deductible amounts. In the event any of the required coverage becomes commercially unavailable during such six-year period, Seller shall acquire and maintain replacement coverage that provides as close to equivalent benefits as are commercially available; provided such coverage is available to Seller on commercially reasonable terms.
               (c) Buyer shall cause any Person into which Holdco or the Company shall consolidate or merge or to which Holdco or the Company shall transfer all or substantially all of its assets to assume the obligations set forth in this Section 6.11.
     SECTION 6.12 Status of Earn-Out Shares. Prior to the Payment Date, or in the case of any Sale Transaction Earn-Out Shares, the date of delivery, Holdco shall, and Buyer shall cause Holdco to, take all necessary action to ensure that the Earn-Out Shares or the Sale Transaction Earn-Out Shares, as the case may be, to be issued and delivered on the Payment Date, or the applicable date of delivery in the case of the Sale Transaction Earn-Out Shares, if any, will have been duly authorized by all necessary corporate action on the part of Holdco and upon issuance thereof in accordance with this Agreement will be validly issued, fully paid and nonassessable and Seller shall acquire valid title to the Earn-Out Shares or the Sale Transaction Shares, as the case may be, free and clear of all Liens. From the Effective Time until the Payment Date, Holdco, shall and Buyer shall cause Holdco to, at all times reserve out of the authorized and unissued shares of Holdco Common Stock and Holdco Preferred Stock a sufficient number of shares of Holdco Common Stock and Holdco Preferred Stock, respectively, to issue to Seller on the Payment Date (or earlier pursuant to Section 1.4(j)) the maximum number of Earn-Out Shares issuable to Seller pursuant to Section 1.4.
     SECTION 6.13 Formation Transactions. Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the Formation Transactions to be completed prior to the Closing as contemplated by this Agreement. Upon completion of the Formation Transactions, Buyer, the Company and Seller shall cause Holdco to become a party to this Agreement by executing and delivering a supplement hereto.
     SECTION 6.14 Use of Preprinted Checks. From and after the Closing, the Company and its Subsidiaries shall, and Holdco shall cause the Company and its Subsidiaries to, cease any and all use of the trademarks, service marks, trade names, service names, brand names, corporate names, trade styles, logos and other source or business identifiers of Seller (collectively, the “Seller Marks”); provided, that the Company shall be permitted to continue its use of the Company’s logo set forth in Section 6.14 of the Company Disclosure Letter on preprinted checks in the possession of the Company as of Closing (collectively, “Preprinted Checks”), for a period not to exceed 60 calendar days after the Closing Date, for the limited purpose of allowing the Company to make use of the Preprinted Checks rather than discarding them, subject to the following restrictions:
               (a) The Company shall not assert any claim, and Holdco shall cause the Company not to assert any claim, adverse to Seller’s right, title or interest in or to any of the Seller Marks or to any distinctive features used in connection therewith; the Company shall not use, and Holdco shall cause the Company not to use, the Seller Marks in any way that could prejudice Seller’s rights therein; and the Company shall not sublicense or authorize, and Holdco shall cause the Company not to sublicense or authorize, any third party to use the Seller Marks without Seller’s express written consent, which consent may be granted or withheld at the sole discretion of Seller.
               (b) The Company acknowledges the proprietary interest of Seller in and to all of the Seller Marks. The Company recognizes and acknowledges that it acquires no ownership right, title or interest in or to any of the Seller Marks, and hereby waives any right to, or interest in, the Seller Marks other than the specific limited rights granted hereunder to use the Seller Mark. The Company agrees that the goodwill associated with its use of the Seller Marks shall inure to the benefit of Seller, and the Company agrees to execute, and Holdco agrees to cause the Company to execute, any and all documents requested by Seller confirming the same, and/or confirming Seller’s title and ownership of the Seller Marks.
               (c) This rights granted hereunder shall in no way be construed to be an assignment, conveyance, or sale of any interest in the Seller Marks. The rights granted hereunder shall be personal to the Company and shall not be sold, assigned, sublicensed, divided, mortgaged, or transferred by the Company either voluntarily or by operation of law without the prior written consent of Seller, which consent may be granted or withheld at the sole discretion of Seller. The Company will not adopt, use or register, and Holdco will cause the Company not to adopt, use or register, any corporate name, trade name, domain name, trademark, service mark, certification mark or other designation similar to, or containing in whole or in part, the Seller Marks.
               (d) Seller shall cause the Seller Marks to be removed from the Company websites prior to the Closing and, assuming such removal has occurred, the Company will not use, and Holdco will cause the Company not to use, the Seller Marks on the Company’s websites from and after the Closing Date.
ARTICLE VII
CONDITIONS TO CLOSING
     SECTION 7.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement and to take the other actions to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer):
               (a) Representations and Warranties. The representations and warranties of the Company and Seller contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects and all other representations and warranties of the Company and Seller contained in this Agreement shall be true and correct in all material respects, in each case at and as of the date of this Agreement and the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such specific date). Notwithstanding the foregoing, (i) the representations and warranties of Seller set forth in Section 4.1(a) and of the Company set forth in Section 3.2 shall be true and correct in all respects at and as of the date of this Agreement and the Closing.
               (b) Covenants. The Company and Seller shall have performed in all material respects all of their respective obligations hereunder required to be performed by each of them at or prior to the Closing.
               (c) No Order. No Order (whether temporary, preliminary or permanent) shall be issued or entered that (i) restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby or (ii) imposes any damages on the Company or its Subsidiaries or Buyer in connection with the consummation of the transactions contemplated hereby.
               (d) HSR Act; Consents. The waiting period required by the HSR Act, and any extensions thereof obtained by request or other action by the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust

Division. Each Consent or licensing by any state Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect. Each of the other Consents set forth in the Company Disclosure Letter and Seller Disclosure Letter or otherwise required for consummation of the transactions contemplated by this Agreement, including any Third Party Consents, shall have been obtained and must be in full force and effect except for those Consents, including any Third Party Consents, which the failure to obtain is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or Buyer.
               (e) Financing. Buyer shall have received the proceeds of a financing, on terms and conditions satisfactory to Buyer, in its sole discretion, from banks or other financial institutions of its choice (the “Lenders”), necessary for the consummation of the transactions contemplated hereby.
               (f) Deliveries. Seller and the Company shall have delivered to Buyer each of the items required to be delivered by Seller and the Company, respectively, pursuant to Section 2.2 hereof.
               (g) Formation Transactions. The Formation Transactions shall have been completed and consummated, in the manner contemplated by this Agreement, and at Closing shall be valid and effective.
               (h) Hartford Policy. That certain Large Risk Alternative Rating and Insurance Program Agreement, dated as of March 1, 2005, by and between the Company and the Hartford Insurance Company shall be in full force and effect and immediately following the Closing shall remain in full force and effect.
               (i) Letters of Credit. Buyer shall have received from Seller or one of its depository institution Affiliates, for the account of the Company and its Subsidiaries, a Letter of Credit facility in form and substance satisfactory to Buyer, the beneficiary and the Lenders and containing the terms set forth in Exhibit J (the “Letters of Credit”), for an aggregate principal amount of $50 million and a term of five years, executed by Seller or one of its depository institution Affiliates and the Company.
     SECTION 7.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement and to take the other actions to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Seller):
               (a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects and all other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, in each case at and as of the date of this Agreement and the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such specific date).
               (b) Covenants. Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.
               (c) No Order. No Order (whether temporary, preliminary or permanent) shall be issued or entered that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.
               (d) HSR Act; Consents. The waiting period required by the HSR Act, and any extensions thereof obtained by request or other action by the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust Division. Each Consent or licensing by any state Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect. The Hartford Insurance Company shall have provided its Consent to the effect that the consummation of the transactions contemplated by this Agreement shall not constitute an event of default under the terms of the Guarantees and such Consent shall be in full force and effect.
               (e) Deliveries. Buyer shall have delivered to Seller and the Company, as the case may be, each of the items required to be delivered pursuant to Section 2.3 hereof.
ARTICLE VIII
TERMINATION
     SECTION 8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated hereby may, by written notice given at any time prior to the Closing, be terminated:
               (a) by mutual written consent of Buyer and Seller;
               (b) by either of Buyer or Seller, without Liability to the terminating Party on account of such termination, if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to fully comply with its obligations hereunder) on or before July 31, 2005.
               (c) by either Buyer or Seller (provided that the terminating Party (including the Company in the case of Seller) is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 7.1(a) in the case of Seller and Section 7.2(a) in the case of Buyer or in material breach of any covenant, agreement, understanding or obligation contained in this Agreement), if a material breach of any representation or warranty contained in this Agreement has been committed by the other Party (including the Company in the case of

Seller) and such breach has not been waived and has not been (or cannot be) cured within 30 days after the giving of written notice to the breaching Party of such breach;
               (d) by either Buyer or Seller (provided that the terminating Party (including the Company in the case of Seller) is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 7.1(a) in the case of Seller and Section 7.2(a) in the case of Buyer or in material breach of any covenant, agreement, understanding or obligation contained in this Agreement) in the event of a material breach by the other Party (including the Company in the case of Seller) of any covenant, agreement, understanding or obligation contained in this Agreement which has not been (or cannot be) cured within 30 days after the giving of written notice to the breaching Party of such breach; or
               (e) by either Buyer or Seller, if any Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Order, or taken any other action restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement by final nonappealable Order or Action of such Governmental Entity.
     SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 of this Agreement, this Agreement shall become null and void and have no effect, and none of Buyer, the Company, Seller, or any of their respective Representatives, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 6.6 (Confidentiality), Section 6.7 (Expenses), this Section 8.2, Section 11.5 (Governing Law), and Section 11.6 (Consent to Jurisdiction; Waiver of Jury Trial) of this Agreement and the Confidentiality Agreement shall survive any such termination and abandonment; and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, agreement, undertaking or obligation of such Party contained in this Agreement.
ARTICLE IX
INDEMNIFICATION; REMEDIES
     SECTION 9.1 Survival. The right to indemnification based on representations, warranties, covenants and agreements in this Agreement or in any certificate delivered pursuant to Section 2.2 or 2.3 of this Agreement shall not be affected by any investigation conducted, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. All of the representations and warranties of the Parties contained in this Agreement or in any certificate delivered pursuant to Section 2.2 or 2.3 of this Agreement shall survive the Closing and shall terminate and expire on the 18th month anniversary of the Closing Date with respect to any claim based upon, arising out of or otherwise in respect of any fact, circumstance or claim of which the Buyer Indemnified Person or Seller Indemnified Person, as applicable, prior to that date shall not have given notice to Seller or Buyer, as applicable; provided, that, (a) the representations and warranties set forth in Sections 3.1(a), 3.2, 3.3 (second sentence only), 3.17, 4.1(a), 4.1(g), 4.1(h), 5.5(a) and 5.5(b) shall survive indefinitely except as limited by Law (including applicable statutes of limitation) and (b) the representations and warranties set forth in Sections 3.9, 3.10, and 3.15 shall terminate and expire on the 30th day after the expiration of the applicable statutes of limitation, in each case with respect to any claim based upon, arising out of or otherwise in respect of any fact, circumstance or claim of which a Buyer Indemnified Person or Seller Indemnified Person, as applicable, prior to the applicable expiration date shall not have given notice to Seller or Buyer, as applicable (the representations and warranties specified in clauses (a) and (b) of this proviso being referred to as the “Basket Exclusion Items”). All claims relating to the breach of a covenant or agreement of a Party that (i) by their nature are required to be performed by or prior to the Closing (the “Pre-Closing Covenants”), shall terminate and expire on the 18th month anniversary of the Closing Date and (ii) by their nature are required to be performed after the Closing (the “Post-Closing Covenants”), shall terminate on the 18th month anniversary of the last date on which each such Post-Closing Covenant was required to be performed; provided, that, in each case, any obligation to indemnify and hold harmless for a breach of a Pre-Closing Covenant or Post-Closing Covenant shall not terminate with respect to any claim to which a Buyer Indemnified Person or Seller Indemnified Person shall have given notice to Seller or Buyer, as applicable, in accordance with this Article IX before the termination of the applicable expiration date.
     SECTION 9.2 Indemnification and Reimbursement by Seller. Seller shall indemnify and defend Buyer and the Company and their respective successors, assigns, stockholders, controlling Persons, Affiliates and the Representatives of each of them (collectively, “Buyer Indemnified Persons”) against, shall hold each Buyer Indemnified Person harmless from, and shall reimburse Buyer Indemnified Persons for, any and all Damages asserted against, imposed upon, incurred by or caused to, directly or indirectly, any Buyer Indemnified Person by reason of, based on, arising out of, resulting from, relating to, or otherwise in respect of, in whole or in part any (a) Basket Exclusion Claim, (b) Excluded Liability Claim, (c) Non-Tax Covenant Claim, (d) General Claim, (e) ERISA Claim or (f) Control Group Claim.
     SECTION 9.3 Indemnification and Reimbursement by Buyer
               (a) Buyer shall indemnify and defend Seller and its successors, assigns, stockholders, controlling Persons, Affiliates and the Representatives of each of them (collectively, “Seller Indemnified Persons”) against, shall hold each Seller Indemnified Person harmless from, and shall reimburse Seller Indemnified Persons for, any and all Damages asserted against, imposed upon, incurred by or caused to, directly or indirectly, any Seller Indemnified Person by reason of, based on, arising out of, resulting from, relating to, or otherwise in respect of, in whole or in part any (i) Basket Exclusion Claim, (ii) Non-Tax Covenant Claim, or (iii) General Claim.
               (b) Buyer, Holdco and the Company, jointly and severally, shall indemnify each Seller Indemnified Person against, shall hold each Seller Indemnified Person harmless from, and shall reimburse each Seller Indemnified Person for, any and all Damages asserted against, imposed upon, incurred by or caused to, directly or indirectly, any Seller Indemnified Person by reason of, based on, arising out of, resulting from, relating to, or otherwise in respect of, in whole or in part any claims made against Seller under the Guarantees or the Hartford Policies or any amounts paid by Seller under the Guarantees or the Hartford Policies, in each case only to the extent that such Damages are based on, arising out of, resulting from, relating to, or otherwise in respect of the period after the Closing.
     SECTION 9.4 Limitations on Amount of Indemnification.
               (a) Except as provided herein, Seller shall have no Liability for indemnification under this Agreement for any Excluded Liability Claim or General Claim, until the aggregate amount of all Damages with respect thereto exceeds $1,000,000 (the “Threshold Amount”) and, in such event, Seller shall only be required to pay the amount by which such Damages in the aggregate exceed $750,000.
               (b) The Liability of Seller for Damages resulting from indemnification for General Claims and Basket Exclusion Claims (based upon the failure of the representations and warranties set forth in Section 3.15 or the failure of the certification of such representations and warranties in the certificate delivered pursuant to Section 2.2(b) to be true and correct) shall be limited in the aggregate to $10,000,000 (the “Maximum Amount”). The Liability of Seller for Damages resulting from indemnification for Basket Exclusion Claims (other than based upon the failure of the representations and warranties set forth in Section 3.15 or the failure of the certification of such representations and warranties in the certificate delivered pursuant to Section 2.2(b) to be true and correct), ERISA Claims, Control Group Claims, Non-Tax Covenant Claims, and Tax Claims and Losses shall not be subject to the Threshold Amount or the Maximum Amount. The Liability of Seller for Damages resulting from indemnification for Excluded Liability Claims shall not be subject to the Maximum Amount.
               (c) For purposes of determining the amount of any Damages for which indemnification may be sought under Section 9.2 or Section 9.3, any materiality qualifications set forth in the representations, warranties, covenants and agreements shall be disregarded.
               (d) Notwithstanding the foregoing Section 9.4(a), the limitations set forth in Section 9.4(a) hereof shall not apply to the extent of any and all Damages occasioned by the willful misconduct, fraud, or bad faith or any Indemnifying Party.
     SECTION 9.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Basket Exclusion Claim” means any Damages based upon or resulting from the failure of any of the representations and warranties set forth in this Agreement, or any certificate delivered pursuant to Sections 2.2(b) or 2.3(c), as applicable, to be true and correct, but only relating to representations or warranties included in the Basket Exclusion Items.

“Control Group Claim” means any Damages based solely upon or resulting solely from Holdco, the Company or any of its Subsidiaries having been at any time a Subsidiary of Seller or any of its Affiliates.
“Damages” means any and all losses, Liabilities, deficiencies, diminution in value, expenses (including costs of investigation and defense, costs of enforcement of the rights to indemnification contained in this Article IX and reasonable attorneys’ and accountants’ fees and expenses), or damages (excluding any punitive, special and consequential damages claimed by a Buyer Indemnified Person or Seller Indemnified Person, except to the extent payable to or claimed by a third party) of any kind whatsoever, including all Damages paid, or required to be paid, pursuant to a claim by a third party.
“ERISA Claim” means any Damages based upon or resulting from the failure of any of the representations and warranties of Seller set forth in this Agreement or any certificate delivered pursuant to Section 2.2(b) to be true and correct, but only relating to representations or warranties set forth in Section 3.10.
“Excluded Liability Claim” means any Damages based upon or resulting from any Excluded Liability, other than (i) any Excluded Liability Tax Claim and (ii) to the extent the amount thereof was taken into account in computing, and resulted in a reduction to, the Cash Purchase Price pursuant to Section 1.2(a)(iv).
“General Claim” means any Damages based upon or resulting from the failure of any representations and warranties set forth in this Agreement or any certificate delivered pursuant to Sections 2.2(b) or 2.3(c) to be true and correct; provided, that a “General Claim” shall not include any Basket Exclusion Claim, Control Group Claim, ERISA Claim, Excluded Liability Claim, Non-Tax Covenant Claim or Tax Claims and Losses.
“Non-Tax Covenant Claim” means any Damages based upon or resulting from any breach any of covenant or agreement set forth in this Agreement, excluding Tax Claims and Losses.
     SECTION 9.6 Procedures for Indemnification — Third Party Claims.
               (a) Promptly after receipt by a Buyer Indemnified Person or a Seller Indemnified Person (the “Indemnified Party”) of notice of the commencement of any proceeding against it for which it is entitled to indemnification pursuant to this Agreement, such Indemnified Party shall, if a claim is to be made against Buyer or Seller, as the case may be (each, an “Indemnifying Party”), give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have pursuant to this Agreement to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice. The Indemnified Party shall provide such evidence and documentation of the nature and extent of any Damages as may reasonably be requested by the Indemnifying Party.
               (b) If any proceeding referred to in Section 9.6(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such proceeding, the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume at its sole expense the defense of such proceeding with counsel of its choosing and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such proceeding except in the event the Indemnifying Party is also a party to the lawsuit and a defense is available to the Indemnified Party which the Indemnifying Party is unable to raise or if there is otherwise a conflict of interest. If the Indemnifying Party assumes the defense of a proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of any Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claims effected without its consent; provided, that in the event the consent of the Indemnified Party is required for any compromise or settlement proposed by the Indemnifying Party, the consent of the Indemnified Party shall not be unreasonably withheld, conditioned or delayed. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within 20 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party, subject to Section 9.6(c).
               (c) The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement, including by making available to the extent it may lawfully do so all pertinent information under its control and by making available any personnel, including any personnel of the Company or any of its Subsidiaries, reasonably requested by the Indemnifying Party. If the Indemnified Party assumes the defense of any action, suit, proceeding, claim or demand, the Indemnifying Party shall not be liable for any settlement by the Indemnified Party of such action, suit, proceeding, claim or demand, unless the Indemnified Party obtains the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
               (d) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable possibility that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, and the costs of such defense shall be indemnifiable Damages hereunder. If the Indemnified Party exclusively assumes the defense of any proceeding pursuant to this Section 9.6(d), (i) the second sentence of Section 9.6(c) shall apply, (ii) the Indemnified Party shall consult with the Indemnifying Party with respect to the conduct of such proceeding and shall consider in good faith the recommendations of the Indemnifying Party with respect to the conduct thereof and (iii) the Indemnifying Party may assume the control of the defense of such proceeding if it reasonably determines that the Indemnified Party is not diligently prosecuting such defense, provides written notice of such determination to the Indemnified Party, and the Indemnified Party shall have failed to take reasonable measure to address the matter.
     SECTION 9.7 Procedure for Indemnification — Other Claims.
               (a) A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the Party from whom indemnification is sought. Upon receipt of such notice, the Indemnifying Party shall have 5 Business Days to object to such claim for indemnification by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the Indemnifying Party and such claim shall be paid by the Indemnifying Party in accordance with Section 9.7(b). If an objection is timely made by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 5 Business Days from the date (such period the “Negotiation Period”) the Indemnified Party receives such objection. After the Negotiation Period, if the Indemnified Party and the Indemnifying Party still cannot agree on the amount of the claim for indemnification, either the Indemnified Party or the Indemnifying Party may submit the dispute for resolution pursuant to Section 11.6.
               (b) Upon determination of the amount of a claim for indemnification that is binding on both the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall pay the amount of such claim by wire transfer of immediately available funds, within 10 days of the date such amount is determined.
     SECTION 9.8 Tax and Insurance. In calculating the amount of Damages to any Indemnified Party under this Article IX, such Damages:

               (a) shall be reduced by (i) applying any reserves and allowances specifically related to such matter to the extent reflected on the Final Closing Balance Sheet and resulting in a reduction in the Cash Purchase Price, (ii) the amount of any Tax benefits or Tax losses that the Indemnified Party actually realizes as a result of the incurrence of Damages from which indemnification is sought, and (iii) any amounts actually recovered by the Indemnified Party from any third party (other than insurers, which are addressed by Section 9.9 of this Agreement) as a result of the facts or circumstances giving rise to the Damages; and
               (b) shall be increased by the amount of any increase in the Tax Liability of the Indemnified Party with respect to the receipt of payments of the Damages related to the claim giving rise thereto.
     SECTION 9.9 Subrogation Rights. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article IX, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Damages to which such indemnification relates; provided, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Article IX in connection with such Damages; provided, further, that the Indemnifying Party shall not be entitled to commence any actions, demands, suits, claims, litigation or other proceeding against any clients of the Company or its Subsidiaries with a gross annual payroll in excess of $10,000,000. In the event an Indemnified Party actually receives any insurance proceeds with respect to Damages for which the Indemnified Party has made a claim prior to the date on which the Indemnifying Party is required pursuant to this Article IX to pay such claim, the claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnified Party less all costs incurred by the Indemnified Party in obtaining such insurance proceeds. If such insurance proceeds are actually received by the Indemnified Party after the date on which the Indemnifying Party is required pursuant to this Article IX to pay such claim, the Indemnified Party shall, no later than thirty (30) days after the receipt of such insurance proceeds, reimburse the Indemnifying Party in an amount equal to such insurance proceeds (but in no event in an amount greater than the Damages theretofore paid to the Indemnified Party by the Indemnifying Party) less all costs incurred by the Indemnified Party in obtaining such insurance proceeds. In either case, the Indemnifying Party shall compensate the Indemnified Party for all costs incurred by the Indemnified Party subsequent to either the reduction of any claim as provided above, or the delivery of any such insurance proceeds to the Indemnifying Party as provided above, as the case may be, as a result of obtaining any such insurance proceeds, including, but not limited to, retrospective premium adjustments and experience-based premium adjustments.
     SECTION 9.10 Remedies Exclusive. Except for (a) remedies based on fraud, intentional misrepresentation, willful misconduct, or bad faith, (b) equitable remedies (including, but not limited to, specific performance), and (c) the remedy provisions set forth in Section 6.11, the remedies provided in Article IX and Article X constitute the sole and exclusive remedies, from and after the Closing Date, for recovery against Buyer, the Company (after the Closing) or Seller, as the case may be, under this Agreement. Notwithstanding any other provision in this Agreement, in no event shall any Party be liable for Damages that are consequential, incidental, special, exemplary, punitive or otherwise not actual direct Damages.
     SECTION 9.11 Indemnification Relating to Taxes. Except as provided in Section 9.4(b), indemnification relating to Taxes (including any Contest of any Liability relating to Taxes) shall be governed exclusively by Article X.
ARTICLE X
TAX MATTERS
     SECTION 10.1 Section 338(h)(10) Election.
               (a) Regions shall join with Holdco in making a Section 338(h)(10) Election in respect of the shares of the Company and its Subsidiaries contributed to Holdco.
               (b) Holdco shall prepare and file all forms and documents required in connection with the Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Holdco and Seller shall each execute two copies of Internal Revenue Service Form 8023 (or successor form). Seller shall execute (or cause to be executed) and deliver to Holdco such additional documents or forms as are reasonably requested to complete the Section 338(h)(10) Election at least 10 days prior to the date such documents or forms are required to be filed.
               (c) Buyer shall determine and allocate the “aggregate deemed sales price” (“ADSP”) with respect to the assets of the Company and its Subsidiaries in accordance with Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder or comparable provisions for state, local and foreign law (the “ADSP Allocation”). Buyer shall forward a draft of the ADSP Allocation to Seller for Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the preceding sentence, if Seller timely notifies Buyer of its objection to the ADSP Allocation, Buyer and Seller shall within 21 days following such objection, submit the ADSP Allocation amount to such nationally recognized independent accounting firm as may be mutually selected by Buyer and Seller for final resolution. Buyer, Holdco and Seller and their respective Affiliates shall be bound by the Section 338(h)(10) Election and the ADSP Allocation for all Tax purposes. Seller and Holdco shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the Section 338(h)(10) Election and the ADSP Allocation and shall take no position contrary thereto unless required to do so by applicable Tax laws.
     SECTION 10.2 Liability for Taxes and Related Matters.
               (a) Notwithstanding any other provision of this Agreement, Seller shall be liable for and shall indemnify, defend and hold harmless Buyer and the Company and any of its Subsidiaries from and against any and all Tax Claims and Losses and without duplication, any and all Taxes (including, in each case, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group that includes or included the Company and any of its Subsidiaries and Taxes resulting from the Company or any of its Subsidiaries ceasing to be a member of any affiliated, combined or consolidated group of which the Company or any of its Subsidiaries was a member), in each case, (i) imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, for any Pre-Closing Tax Period, (ii) imposed on any corporation (other than the Company) that was a member of an affiliated, combined or consolidated group of which the Company was a member prior to the Closing Date, for any taxable year, and (iii) transfer Taxes arising out of the consummation of the transactions contemplated by this Agreement.
               (b) Buyer shall be liable for and shall indemnify (pursuant to Section 9.2 hereof) Seller for all Taxes of the Company (other than Taxes for which Seller is responsible pursuant to this Section 10.2) for any Post-Closing Tax Period.
               (c) Whenever it is necessary for purposes of this Section 10.2 to determine the Liability for Taxes of the Company or any of its Subsidiaries for a taxable year or period that begins on or before and ends after the Closing Date, the determination shall be made by assuming that the Company or the subsidiary in question had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on the basis of the number of days elapsed.
               (d) Buyer shall be entitled to any refund of Taxes of the Company received in respect of any Post-Closing Tax Period. Seller shall be entitled to any refund of Taxes of the Company (net of Taxes payable by the Company thereon) received in respect of any Pre-Closing Tax Period, except to the extent that such refund is reflected as an asset in the Final Closing Balance Sheet and results in a positive adjustment to the Cash Purchase Price. With respect to any loss, credit or similar item attributable to a Post-Closing Tax Period, the Company shall elect to relinquish the entire carryback period with respect to such loss, credit or similar item for any Pre-Closing Tax Period.
               (e) Any payment by Buyer to Seller, or by Seller to Buyer, under this Agreement (other than interest payments) shall be treated by the parties as an adjustment to the consideration paid to or received by the parties, as the case may be for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.
               (f) In calculating the amount of payments made to any Indemnified Party under this Article X, such payments:
                    (i) shall be reduced by (A) applying any reserves and allowances specifically related to such matter to the extent reflected on the Final Closing Balance Sheet and resulting in a reduction in the Cash Purchase Price, (B) the amount of any Tax benefits or Tax losses that the Indemnified Party actually realizes as a result of the incurrence of Damages from which indemnification is sought, and (C) any amounts recoverable by the Indemnified Party from any third party (including insurance proceeds net of any increase in insurance premiums and any costs of obtaining such insurance proceeds) as a result of the facts or circumstances giving rise to the Damages; and
                    (ii) shall be increased by the amount of any increase in the Tax Liability of the Indemnified Party with respect to the receipt of payments of the Damages related to the claim giving rise thereto.
               (g) Buyer agrees that it shall use commercially reasonable efforts to timely pursue all remedies against any applicable insurer or third party with respect to any claim for which it may be entitled to indemnification pursuant to this Article X before making a claim pursuant to this Article X.
     SECTION 10.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Excluded Liability Tax Claims” means any and all claims resulting from, related to, or otherwise in respect of any of the items listed in clauses (i) and (vi) of the definition of “Excluded Liability,” except to the extent the amount thereof was taken into account in computing and resulted in a reduction to, the Cash Purchase Price pursuant to Section 1.2(a)(iv)
“SUTA Liabilities” means any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties by reason of, based on, arising out of, resulting from or relating to any Liabilities of the Company or any of its Subsidiaries for SUTA or Federal Unemployment Tax Act (“FUTA”), including any claim arising out of SUTA and any related FUTA shortfall based on the assertion that the Company or any of its Subsidiaries paid SUTA contributions at a lower rate than was proper, attributable to any period prior to the Closing.
“Tax Claims and Losses” means any and all Damages, interest and penalties suffered or incurred by any Buyer Indemnified Person by reason of, based on, arising out of, resulting from, relating to, or otherwise in respect of (i) the breach of any covenant or agreement of Seller or the Company set forth in Section 6.1(c) or Article X, (ii) any inaccuracy in, as of the date hereof or as of the Closing Date, any of the representations and warranties of Seller and the Company set forth in Section 3.9 or (iii) any Excluded Liability Tax Claims.

     SECTION 10.4 Tax Returns and Reports.
               (a) Seller shall prepare and, except as provided herein, timely file all Tax Returns that are required to be filed by or with respect to the Company for Pre-Closing Tax Periods (other than Pre-Closing Tax Periods that are included in any portion of a Straddle Period). Except as provided herein, Seller shall timely pay the Tax Liability shown as due on any such Tax Return, and any other Tax Liability of the Company or any of its Subsidiaries not shown on any Tax Return that is required to be paid on or before the Closing Date. In the case of any such Pre-Closing Tax Returns that have not been filed on or prior to the Closing Date (other than any consolidated, combined or unitary Tax Return that includes Parent), Seller shall deliver any such Tax Returns to Buyer for signing and filing at least 30 days prior to the due date (including applicable extensions) for the filing thereof. Seller shall promptly pay to Buyer upon the delivery of any such Tax Return to Buyer an amount equal to the Tax liability shown on such Tax Return. Unless otherwise required by applicable Law, any Tax Return provided for in this Section 10.4(a) shall be prepared on a basis consistent with past practice.
               (b) Buyer shall prepare and file or cause to be filed all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. With respect to any Tax Return that covers a taxable year or period beginning before and ending after the Closing Date, Buyer shall provide a copy of such Tax Return to Seller at least 30 days prior to the due date (including applicable extensions) for the filing thereof, and Seller shall have the right to approve (which approval shall not be unreasonably withheld, delayed or conditioned) such Tax Return to the extent that it relates to the portion of the taxable year or period ending on the Closing Date. Seller shall pay Buyer the amount of any Taxes for which Seller is liable pursuant to Section 10.2 hereof but which are payable with Tax Returns to be filed by Buyer pursuant to this Section 10.4(b) within ten days prior to the due date for the filing of such Tax Returns.
               (c) With respect to the taxable year of the Company ending on December 31, 2004 and any subsequent taxable year of the Company ending on or prior to the Closing Date, Buyer shall promptly cause the Company to prepare and provide to Seller a package of tax information materials, which shall be completed in accordance with past practice, including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Company.
               (d) Nothing in this Section 10.4 shall reduce the obligation of Seller under Section 10.2(a) hereof.
               (e) Seller shall deliver to Buyer all applicable transfer tax forms (including those pertaining to the Leased Real Property) and the Parties shall cooperate in completing said forms.

     SECTION 10.5 Contest Provisions.
               (a) (i) Subject to Section 10.6, Buyer shall promptly (and in any event within 15 Business Days) notify Seller in writing upon receipt by Buyer, any of its Affiliates or the Company of notice of any pending or threatened federal, state, local or foreign audits or assessments relating to Taxes which is reasonably likely to materially affect the Tax Liabilities of the Company for which Seller would be required to indemnify Buyer pursuant to this Article X and (ii) Seller shall promptly (and in any event within 15 Business Days) notify Buyer in writing upon receipt by Seller or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign audits or assessments relating to Taxes which is reasonably likely to materially affect the Tax Liabilities of the Company for which the Company or Buyer would be required to indemnify Seller pursuant to this Article X; provided, that no failure or delay in giving any notice required by the foregoing clause (i) or (ii) shall relieve a party of its obligations under this Agreement, except to the extent that Seller or Buyer, as applicable, demonstrate that they are prejudiced by the other party’s failure to give, or delay in giving, such notice. Subject to Section 10.6, Seller shall have the sole right to represent the Company’s interests in any audit or administrative or court proceeding (a “Contest”) relating to taxable periods ending on or before the Closing Date and to employ counsel of Seller’s choice at its expense.
               (b) Subject to Section 10.6, Buyer shall have the sole right to represent the Company’s interests in any Contest relating to taxable periods after the Closing Date; provided, that Seller shall be entitled to participate at its own expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by Seller pursuant to this Article X and, with the written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), and at Seller’s sole expense, may assume the entire defense of such claim.
     SECTION 10.6 SUTA Liabilities. Notwithstanding the terms of Article IX or Section 10.5, Seller shall have the sole right to represent the Company’s interests in any Contest pertaining to SUTA Liabilities relating to taxable periods ending on or before the Closing Date (including any such Contests that are ongoing as of the Closing Date) and to employ counsel of Seller’s choice at its expense; provided, that, Buyer shall be given notice of, and have the right to monitor all proceedings and to review in advance and comment on all submissions made by Seller. If Buyer determines in good faith that there is a reasonable likelihood that any such Contest may adversely affect the Company or its Subsidiaries, Buyer may, by notice to Seller, assume the exclusive right to defend, compromise, or settle such Contest, and shall with respect to such defense, compromise or settlement, consult with Seller as to the conduct of such proceedings. If Buyer assumes the defense of any such proceeding, (i) no compromise or settlement of such claims may be effected by Buyer without Seller’s consent unless (A) there is no finding or admission of any violation of any Law or any violation of the rights of any Person and no effect on any other claims that may be made against Seller and (B) the sole relief provided is monetary damages that are paid in full by Buyer; and (ii) Seller will have no Liability with respect to any compromise or settlement of such claims effected without its consent; provided, that in the event the consent of Seller is required for any compromise or settlement proposed by Buyer, Seller’s consent shall not be unreasonably withheld, conditioned or delayed.

     SECTION 10.7 Cooperation; Tax Records. After the Closing Date, Seller and Buyer shall:
               (a) assist (and cause their respective Affiliates to assist) the other party as necessary in preparing any Tax Returns which such other party is responsible for preparing and filing;
               (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and any of its Subsidiaries and in administering this Agreement;
               (c) make available to the other party and to any taxing authority as reasonably requested all books and records, documents, financial, operating and accounting data and other information relating to Taxes of the Company and any of its Subsidiaries; provided, that any information obtained shall be kept confidential, except as otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding;
               (d) provide timely notice to the other party in writing of any pending or threatened audits or assessments of the Company and any of its Subsidiaries for taxable periods for which the other party may have a liability under Article X hereof;
               (e) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; and
               (f) each of Seller, Buyer and the Company shall retain or cause to be retained all Tax Returns, schedules, workpapers, and all material books and records or other documents relating thereto, until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) for the taxable years to which such Tax Returns and other documents relate or as otherwise required by any record retention agreement with any taxing authority that relates to the Company. Prior to transferring, discarding or destroying any such Tax Returns, records or other documents relating to any Pre-Closing Tax Period, Seller, Buyer or the Company, as applicable, shall notify Buyer or Seller, as applicable, and, if Buyer or Seller, as applicable so requests, provide Buyer or, as applicable, Seller, with the opportunity to take possession of such Tax Returns, records or documents solely at Buyer’s expense.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.1 Assignments; Successors; No Third Party Rights. No Party may assign any of its rights, or delegate any of its responsibilities, under this Agreement (including by merger or other operation of Law) without the prior written consent of the other Parties hereto (which may not be unreasonably withheld, conditioned or delayed), and any purported assignment or delegation without such consent shall be void, except that

(1) Seller and the Company hereby agree that Buyer may assign all of its rights and obligations under this Agreement to (a) a wholly owned Subsidiary of Buyer; provided, that (i) any such wholly owned Subsidiary of Buyer is able to perform all of Buyer’s obligations under this Agreement, (ii) such assignment does not relieve Buyer of its obligations under this Agreement and (iii) such substitution would not reasonably be expected to (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Consents of any Governmental Entity or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an Order restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated this Agreement or any Ancillary Agreement, (C) significantly increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) materially delay the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement; and (b) to the Lenders as required by the Lenders for collateral purposes. Subject to the foregoing, this Agreement and all of the provisions hereof shall apply to, be binding upon, and inure to the benefit of the Parties hereto and their successors and permitted assigns and the Parties indemnified pursuant to Article IX and Article X hereof. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, other than any Person entitled to indemnity under Article IX and Article X and those Covered Parties pursuant to Section 6.11.
     SECTION 11.2 Entire Agreement. This Agreement, including the Disclosure Letters, Annexes and Exhibits hereto, the Ancillary Agreements and the other agreements and written understandings referred to herein or otherwise entered into by the Parties hereto on the date hereof, and the Confidentiality Agreement, constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party hereto or by any director or Representative of any Party hereto.
     SECTION 11.3 Amendment or Modification. This Agreement may be amended or modified only by written instrument signed by all of the Parties hereto.
     SECTION 11.4 Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon electronic confirmation of a facsimile transmission, or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses:
               (a) If to Buyer or, after the Closing, the Company:

SOI Investors LLC
c/o Clarion Capital Partners, LLC
110 East 59th Street, Suite 2100
New York, New York 10022
Facsimile: 212-371-7597
Attention: Marc A. Utay
With a copy to:
Clarion Capital Partners, LLC
110 East 59th Street, Suite 2100
New York, New York 10022
Facsimile: 212-371-7597
Attention: Marc A. Utay
and
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile: 212-757-3990
Attention: Paul D. Ginsberg, Esq.
(b) If to Seller or, prior to the Closing, the Company:
Strategic Outsourcing, Inc.
5260 Parkway Plaza Boulevard Suite 140
Charlotte, NC 28217
Facsimile: (704) 523-2158
Attention: Michael Willson
Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203
Facsimile: (205) 326-7784
Attention: R. Alan Deer
and
Union Planters Bank, National Association
6200 Poplar Avenue
Memphis, Tennessee 38119
Facsimile: (205) 326-7784
Attention: R. Alan Deer
With a copy to:

Alston & Bird LLP
601 Pennsylvania Avenue, N.W.
North Building, 10th Floor
Washington, D.C. 20004-2601
Facsimile: (202) 756-3333
Attention: Frank M. Conner III
or to such other persons or addresses as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).
     SECTION 11.5 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     SECTION 11.6 Consent To Jurisdiction; Waiver Of Jury Trial.
               (a) Each of the Parties hereto (i) consents to submit itself exclusively to the personal jurisdiction of any federal court located in the State of New York or any New York state court, in either case, located in New York, New York, in the event any dispute arises out of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (ii) agrees that it will not attempt to deny or defeat the jurisdiction of such courts by motion or other request for leave from any such court, (iii) waives any claim that such proceedings have been brought in an inconvenient forum, and (iv) agrees that it will not bring any action, claim or other proceeding relating to this Agreement or any Ancillary Agreement in any court or other tribunal other than a federal court sitting in the State of New York or a New York state court, in either case, located in New York, New York.
               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
     SECTION 11.7 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions in such jurisdiction had never been contained herein, unless such a construction would be unreasonable.
     SECTION 11.8 Waiver of Conditions.
               (a) To the extent permitted by applicable Law: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
               (b) Subject to Section 9.10, the rights and remedies of the Parties hereto are cumulative and not alternative. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
     SECTION 11.9 Descriptive Headings; Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, this Agreement. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     SECTION 11.10 Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     SECTION 11.11 Definitions. For the purposes of this Agreement, (i) the term “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation”; (ii) definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (iii) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (iv) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Disclosure Letter and Exhibit references are to the Articles, Sections, paragraphs, the Disclosure Letters and Exhibits to this Agreement unless otherwise specified; and (v) the word “or” shall not be exclusive.
     SECTION 11.12 Knowledge. When references are made in this Agreement of information being “to the knowledge of the Company” or “to the knowledge of Seller” or similar language, such knowledge shall refer to the actual knowledge, after reasonable inquiry, of the individuals listed on Exhibit K. When references are made in this Agreement of information being “to the knowledge of Buyer” or similar language, such knowledge shall refer to the actual knowledge, after reasonable inquiry, of the individuals listed on Exhibit L.
     SECTION 11.13 Interpretation. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.
[Remainder of Page Intentionally Blank]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their officers duly authorized as of the date first written above.

UNION PLANTERS BANK, NATIONAL ASSOCIATION
By:	/s/ Edmund Fay
	Name:	Edmund Fay
	Title:	Senior Vice President

REGIONS FINANCIAL CORPORATION
By:	/s/ Edmund Fay
	Name:	Edmund Fay
	Title:	Senior Vice President

STRATEGIC OUTSOURCING, INC.
By:	/s/ Carl W. Guidice
	Name:	Carl W. Guidice
	Title:	Chief Executive Officer

SOI INVESTORS LLC
By:	/s/ Marc A. Utay
	Name:	Marc A. Utay
	Title:	Managing Member

INDEX OF DEFINED TERMS

Section
Actions	3.8
Actuarial Firm	1.6(a)
Adjustment Amount	1.5(c)
Adjusted Net Working Capital	1.2(b)
ADSP	10.1(c)
ADSP Allocation	10.1(c)
Affiliate	1.4(a)
Agreement	Preamble
Ancillary Agreement	2.2
Annual Financial Statements	3.6
Antitrust Division	3.4
Applicable Rate	1.5(d)
Assigned Employees	3.11(a)
Balance Sheet	3.6(a)
Basket Exclusion Claim	9.5
Basket Exclusion Items	9.1
Benefit Plans	3.10(a)
Business	Recitals
Business Day	1.3(b)
Buyer	Preamble
Buyer Disclosure Letter	Article V
Buyer Indemnified Persons	9.2
Cash Purchase Price	1.2(a)
Certificate of Merger	Recitals
Change of Control Payments	6.10(b)
Closing	2.1
Closing Date	2.1
Code	3.9(h)
Common Stock	1.2(b)
Company	Preamble
Company Disclosure Letter	Article III
Company Intellectual Property	3.18(a)
Confidentiality Agreement	6.6(b)
Consents	3.4
Contest	10.5(a)
Contingent Workers	3.11(d)
Continuing Employees	6.10(a)
Contract	3.5(b)
Control Group Claim	9.5
Copyrights	3.18(h)
Covered Parties	6.11(a)
Damages	9.5
Determination Date	1.5(b)

Disclosure Letter	Article III
Dispute Notice	1.4(d)
Earn-Out Accounting Policies	1.4(a)
Earn-Out Common Stock Base	1.4(a)
Earn-Out Calculation	1.4(c)
Earn-Out Determination Date	1.4(e)
Earn-Out Neutral Auditor	1.4(e)
Earn-Out Preferred Stock Base	1.4(a)
Earn-Out Period	1.4(a)
Earn-Out Resolution Period	1.4(d)
Earn-Out Review Period	1.4(d)
Earn-Out Shares	1.4(b)
EBITDA	1.4(a)
Effective Time	2.1
Employees	3.11(a)
Employment Agreements	2.2(e)
Environmental Law	3.15(b)
EPLI	1.2(b)
ERISA	3.10(a)
ERISA Affiliate	3.10(o)
ERISA Claim	9.5
Estimated Cash Purchase Price	1.3(a)
Estimated Total Reserves	1.6(a)
Exchange Act	3.5(d)
Excluded Liability	1.2(b)
Excluded Liability Claim	9.5
Excluded Liability Tax Claims	10.3
Filings	3.4
Final Closing Balance Sheet	1.5(a)
Final Determination	10.1(b)
Financial Statements	3.6(a)
Fiscal Year	1.4(a)
Florida Approval	8.1(b)
Formation Transactions	Recital
FTC	3.4
FUTA	10.3
GAAP	3.6(b)
Guarantees	6.9(b)
General Claim	9.5
Governmental Authorization	3.12(c)
Governmental Entity	3.4
Hartford Insurance Company	6.9
Hartford Policies	6.9
Hartford Cash Amount	1.2(b)
Hazardous Materials	3.15(b)
HIPAA	3.19

HIPAA Compliant	3.19
Holdco	Recitals
Holdco Certificate of Incorporation	Recitals
Holdco Bylaws	Recitals
Holdco Common Stock	1.2(b)
Holdco Preferred Stock	1.2(b)
HSR Act	3.4
HSR Filing	3.4
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Intellectual Property	3.18(h)
Intellectual Property Right	3.18(h)
IP Licenses	3.18(c)
IRCA	3.11(b)
knowledge	11.12
Law	3.5(d)
Leased Real Property	3.13(a)
Lender Equity Interests	Recitals
Lenders	7.1(e)
Letters of Credit	7.1(i)
Liability	3.5(d)
Liens	3.5(d)
Management Agreements	2.2(f)
Marks	3.18(h)
Material Adverse Effect	Article III
Material Clients	3.20
Maximum Amount	9.4(b)
Milliman	1.6(a)
Negotiation Period	9.7(a)
Non-Income Taxes	3.9(h)
Non-Income Tax Returns	3.9(h)
Non-Tax Covenant Claim	9.5
Off-the-Shelf Software	3.18(h)
Order	3.5(c)
Ordinary Course of Business	3.7
Organizational Documents	2.2(c)
Patents	3.18(h)
Parties	Preamble
Party	Preamble
Payment Date	1.4(a)
PBGC	3.10(b)
Pension Plan	3.10(c)
Permitted Liens	3.5(d)
Person	3.2(c)
Plan Period	1.6(a)
Post-Closing Covenants	9.1

Post-Closing Plan Payments	1.6(a)
Post-Closing Tax Period	3.9(h)
Pre-Closing Covenants	9.1
Pre-Closing Dividend	1.3(c)
Pre-Closing Dividend Amount	1.3(c)
Pre-Closing Tax Period	3.9(j)
Preliminary Closing Balance Sheet	1.3(a)
Preprinted Checks	6.14
Privacy and Security Rules	3.19
Proposed Contracts	3.14.(a)
Purchase Price	1.2(a)
Purchase Price Auditor	1.5(b)
Purchased Shares	Recitals
Real Property Leases	3.13(a)
Regions	Preamble
Report	3.4
Representatives	6.2
Resolution Period	1.5(b)
Sale Transaction	1.4(a)
Sale Transaction Earn-Out Shares	1.4(a)
Section 338(h) (10) Election	Recitals
Securities Act	3.5(d)
Seller	Preamble
Seller Consolidated Group	3.9(h)
Seller Disclosure Letter	4.1
Seller Indemnified Persons	9.3(a)
Seller Marks	6.14
September Balance Sheet	1.2(b)
SG&A Net Revenue Ratio	1.4(h)
Shares	Recitals
Software	3.18(h)
Straddle Period	3.9(h)
Specified Items Amount	1.2(b)
Stockholders Agreement	2.2(e)
Subsidiary	3.3
SUTA	1.2(b)
SUTA Liabilities	10.3
Tax	3.9(h)
Tax Claims and Losses	10.3
Tax Return	3.9(h)
Total Current Assets	1.2(b)
Total Current Liabilities	1.2(b)
Third Party Consents	6.3(a)
Threshold Amount	9.4(a)
Transactions Rule	3.19
UPB	Preamble

Union	3.11(b)
WARN Act	3.10(h)

EXHIBIT A
SEPTEMBER BALANCE SHEET

EXHIBIT B-1
FORM OF EMPLOYMENT AGREEMENT

EXHIBIT B-2
FORM OF EMPLOYMENT AGREEMENT

EXHIBIT B-3
FORM OF EMPLOYMENT AGREEMENT

EXHIBIT C
FORM OF STOCKHOLDERS AGREEMENT

EXHIBIT D-1
FORM OF MANAGEMENT AGREEMENT

EXHIBIT D-2
FORM OF MANAGEMENT AGREEMENT

EXHIBIT D-3
FORM OF MANAGEMENT AGREEMENT

EXHIBIT E
FORM OF REFERRAL AGREEMENT

EXHIBIT F
FORM OF HOLDCO CERTIFICATE OF INCORPORATION

EXHIBIT G
FORM OF HOLDCO BYLAWS

EXHIBIT H
HOLDCO CAPITALIZATION

EXHIBIT I
GUARANTEES

EXHIBIT J
LETTER OF CREDIT TERMS

EXHIBIT K
KNOWLEDGE OF THE COMPANY AND SELLER

EXHIBIT L
KNOWLEDGE OF BUYER

ANNEX I
MILLIMAN REPORT